UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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O’Reilly Automotive, Inc.
______________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

______________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 24, 2017

Dear Shareholder:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders of O’Reilly Automotive, Inc. to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 9, 2017, at 10:00 a.m. central time.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience or vote via telephone or Internet using the instructions on the proxy card. If you attend the meeting, you may vote your shares in person even if you have previously signed and returned your proxy.

In order to assist us in preparing for the Annual Meeting, please let us know if you plan to attend by contacting Tricia Headley, our Corporate Secretary, at 233 South Patterson Avenue, Springfield, Missouri 65802, (417) 874-7161.

We look forward to seeing you at the Annual Meeting.

David O'Reilly
Chairman of the Board

O’REILLY AUTOMOTIVE, INC.
233 South Patterson Avenue
Springfield, Missouri 65802

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2017

What:    Annual Meeting of Shareholders (“Annual Meeting”)
When:    Tuesday, May 9, 2017, 10:00 a.m. central time
Where:    Doubletree Hotel Springfield
2431 North Glenstone Avenue
Springfield, Missouri 65803
Why:    The Annual Meeting is being held for the following purposes:

•	to elect as Directors the nine nominees named in the attached proxy statement;

•	to conduct an advisory (non-binding) vote on executive compensation;

•	to conduct an advisory (non-binding) vote on the frequency (either one, two or three years) of future advisory (non-binding) votes on executive compensation;

•	to consider and act upon a proposal to approve the 2017 Incentive Award Plan;

•	to ratify the appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2017;

•	to consider and act upon a shareholder proposal, if properly presented at the Annual Meeting; and

•	to transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 28, 2017, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A list of all shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder, will be available during usual business hours at the office of the Corporate Secretary, Tricia Headley, at 2831 South Ingram Mill Road, Springfield, Missouri 65804, to be examined by any shareholder for any purpose reasonably related to the Annual Meeting for ten days prior to the date thereof. The list will also be available for examination throughout the course of the meeting.

Your vote is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, we request you mark, date, sign and mail the enclosed proxy card in the postage-paid envelope provided or vote your shares by telephone or Internet as directed on the enclosed proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close on Monday, May 8, 2017, at 11:59 p.m. eastern time.

A copy of the Company’s Annual Shareholders’ Report for fiscal year 2016 accompanies this notice.

By Order of the Board of Directors,
Tricia Headley
Secretary

O’REILLY AUTOMOTIVE, INC.
233 South Patterson Avenue
Springfield, Missouri 65802
______________________________________________________________________________________________________

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”), for use at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 9, 2017, at 10:00 a.m., central time, and at any adjournments thereof. Whether or not you expect to attend the meeting in person, please return your executed proxy card in the enclosed postage-paid envelope or vote via telephone or Internet, using the instructions discussed below and on the proxy card, and the shares represented thereby will be voted in accordance with your instructions. The proxy statement and the accompanying proxy card is expected to first begin mailing to shareholders on or about March 24, 2017.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will act upon the matters described in the accompanying notice of meeting. In addition, management will report on the Company’s performance during fiscal 2016 and respond to questions from shareholders.

When and where will the 2017 Annual Meeting be held?
The Annual Meeting will be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri 65803, on Tuesday, May 9, 2017, at 10:00 a.m. central time.

Who may vote?
Any shareholder of record, as of the record date, is entitled to receive this notice and vote their shares at the Annual Meeting.

What is a “shareholder of record”?
A shareholder of record is a shareholder whose ownership of the Company’s common stock is reflected directly on the books and records of the transfer agent, Computershare Trust Company, N.A. (“Computershare”).

What is the record date for the Annual Meeting?
The record date is February 28, 2017. Shareholders of record at the close of business on February 28, 2017, will be entitled to vote at the Annual Meeting. Each share of common stock will have one vote on each matter to be voted upon.

Which O’Reilly shares are included in the proxy card I received?
The proxy card you received covers the number of common shares to be voted in your account as of the record date.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?
A registered shareholder owns shares that are registered directly in their name with the Company’s transfer agent, Computershare. A beneficial owner owns shares held in a stock brokerage account or by a bank.

Why would I receive more than one proxy card?
You may receive more than one proxy card if you owned shares in more than one account. You should vote the shares on each of your proxy cards.

What matters will be voted on at the Annual Meeting?
At the Annual Meeting, shareholders will be asked to vote on five proposals that were solicited by the Board (Proposals 1 through 5), as well as a shareholder proposal (Proposal 6), if properly presented at the Annual Meeting:

(1)	To elect as Directors the nine nominees named in this proxy statement;

(2)	To conduct an advisory (non-binding) vote on executive compensation;

(3)	To conduct an advisory (non-binding) vote on the frequency (either one, two or three years) of future advisory (non-binding) votes on executive compensation;

(4)	To consider and act upon a proposal to approve the 2017 Incentive Award Plan;

(5)	To ratify the appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2017;

and

(6)	A shareholder proposal entitled “Special Shareowner Meetings,” if properly presented.

May I vote with my proxy card in person at the Annual Meeting?
If you wish to vote your shares in person at the Annual Meeting, you may bring a signed proxy card with your choices specified by marking the appropriate boxes on the card.

May I vote without attending the Annual Meeting?
If you do not plan to attend the Annual Meeting, you have three options to vote your shares:

(1)
Via Mail: You may vote by properly completing and signing the enclosed proxy card and returning the card in the enclosed, postage-paid envelope. Please specify your choices on the proxy card by marking the appropriate boxes. Shares will be voted in accordance with your written instructions; however, it is not necessary to mark any boxes if you wish to vote in accordance with the Board’s recommendations, outlined further below. Mark, sign and date your proxy card and return it in the postage-paid envelope provided or send it to O’Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

(2)
Via the Internet: You may vote on the Internet by visiting www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

(3)	Via Telephone: Using any touch-tone telephone, you may vote your shares by dialing toll-free to 1-800-690-6903. Have your proxy card in hand when calling and follow the instructions.

If you choose to vote on the Internet or by telephone, please note voting will close at 11:59 p.m. eastern time, on Monday, May 8, 2017.

If you do not attend the Annual Meeting, your shares cannot be voted unless a signed proxy card is returned, shares are voted using the Internet or the telephone, or other specific arrangements have been made to have your shares represented. Whether or not you attend the meeting, the Board encourages you to vote your shares promptly.

May I change my vote after I submit my proxy?
You may change your vote after submitting a proxy card. If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so by notifying the Secretary of the Company in writing at the principal office at any time prior to the voting of the proxy. The Company’s principal executive office is located at 233 South Patterson Avenue, Springfield, Missouri 65802.

Are my votes confidential?
All shareholder meeting proxies, ballots and tabulations that identify the vote of a particular shareholder will be kept confidential, except as necessary to allow the inspectors of election to certify the voting results or to meet legal requirements. Representatives of Broadridge Financial Solutions (“Broadridge”) will act as the inspector of election and will count the votes.

How will my vote be counted?
All votes will be tabulated by Broadridge. All properly executed proxies received by the Board pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified in the proxy card. If no such directions have been specified by marking the appropriate squares in the signed and returned proxy card, the shares will be voted by the persons named in the enclosed proxy card as follows:

(1)	FOR the election as Directors the nine nominees named in this proxy statement;

(2)	FOR the approval, by an advisory (non-binding) vote of the 2016 compensation of the Company’s Named Executive Officers;

(3)	For the selection, by an advisory (non-binding) vote, of future advisory (non-binding) votes on executive compensation every “ONE YEAR” (annually);

(4)	FOR the proposal to approve the 2017 Incentive Award Plan;

(5)	FOR the ratification of the selection of Ernst & Young LLP, as the Company’s independent auditors for the fiscal year ending December 31, 2017; and

(6)	AGAINST the shareholder proposal entitled “Special Shareowner Meetings,” if properly presented.

The Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein. The Company’s shareholders have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

No nominee has indicated that he or she would be unable or unwilling to serve as a Director, if elected. However, should any nominee become unable or unwilling to serve for any reason, it is intended that the persons named in the proxy will vote for the election of such other persons in their stead as may be designated by the Board. The Board is not aware of any reason that might cause any nominee to be unavailable to serve as a Director.

How does the Board recommend I vote?
The Board recommends a vote “FOR” each of the nominees for Director named in this proxy statement. The Board recommends a vote “FOR” the approval, by an advisory (non-binding) vote, of the 2016 compensation of the Company’s Named Executive Officers. The Board recommends a vote for the selection, by an advisory (non-binding) vote, of future advisory (non-binding) votes on executive compensation every “ONE YEAR” (annually). The Board recommends a vote “FOR” the approval of the 2017 Incentive Award Plan. The Board recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP, as the Company’s independent auditors for the year ending December 31, 2017. The Board recommends a vote “AGAINST” the shareholder proposal entitled “Special Shareowner Meetings,” if properly presented.

What constitutes a quorum?
On February 28, 2017, there were 91,646,082 shares of common stock outstanding, which constitutes all of the outstanding shares of the Company’s voting capital stock. A majority of the outstanding shares entitled to vote at the Annual Meeting, represented in person or by proxy, will constitute a quorum at the meeting.

What are the standards for determining whether an item has been approved?

Item of Business	Quorum Required	Voting Approval Standard	Effect of Abstention (1)	Effect of Broker Non-Votes (2)
Proposal 1: Election of Directors (3)	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
Proposal 2: Advisory vote on Executive Compensation	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
Proposal 3: Advisory vote on the frequency of vote on executive compensation	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
Proposal 4: Approval of the 2017 Incentive Award Plan	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting
Proposal 5: Ratification of Selection of Independent Auditors	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Not applicable
Proposal 6: Shareholder proposal entitled "Special Shareowner Meetings"	Yes	Affirmative vote of majority of shares present and entitled to vote (4)	Vote against	Counted for quorum purposes; no effect on voting

(1)	Proxies marked “ABSTAIN” will be deemed to be represented at the Annual Meeting and considered in determining whether the requisite number of affirmative votes are cast on such matter.

(2)
A broker non-vote occurs when a broker has not received voting instructions from the beneficial owner of shares, and the broker does not have, or declines to exercise, discretionary authority to vote those shares.

(3)	Cumulative voting is not allowed for Election of Directors.

(4)	“Shares present and entitled to vote” includes shares represented in person or by proxy at the Annual Meeting.

Are the Notice, proxy statement and Annual Report available on the Internet?
The Notice, proxy statement and Annual Report are available at www.proxyvote.com. The required control number can be found on your proxy card in the box next to the arrow.

Where may I find the voting results of the Annual Meeting?
The Board plans to announce the preliminary voting results at the Annual Meeting. The Company plans to publish the final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting, if final voting results are available at that time. If the final voting results are not available within that time, the Company will report preliminary results in a Current Report on Form 8-K within four business days following the Annual Meeting and will report final voting results in an amended Current Report on Form 8-K when available.

Will a proxy solicitor be used?
Yes, the Company has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the Annual Meeting and estimates it will pay Innisfree a fee of approximately $17,500. The Company has also agreed to reimburse Innisfree for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Innisfree against certain losses, costs and expenses.

What are the deadlines for consideration of shareholder proposals or director nominations for the 2018 Annual Meeting of Shareholders?
Shareholder proposals intended to be presented at the 2018 Annual Meeting of Shareholders and included in the Company’s proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company’s principal executive offices by November 24, 2017. The Company’s Amended and Restated Bylaws (the “Bylaws”) require that shareholder proposals made outside of Rule 14a-8 be submitted not later than February 7, 2018, and not earlier than January 8, 2018.

What are the deadlines for submitting director nominations for inclusion in the Company’s proxy materials?
Under the Bylaws, a shareholder (or a group of up to 20 shareholders) owning three percent or more of the Company’s outstanding shares of common stock continuously for at least three years may nominate and include in the Company’s proxy materials candidates for up to 20% of the Board (rounded down, but not less than two). Nominations must comply with the requirements and conditions of the Bylaws, including the delivery of proper notice to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement not later than November 24, 2017, and not earlier than October 25, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table summarizes information as of December 31, 2016, with respect to each person or other entity (other than management) known to the Company to be the beneficial owner of more than five percent (5%) of its outstanding shares of common stock.

Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	10,706,518	(1)	11.3%
Common Stock	The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	5,847,964	(2)	6.4%
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,738,448	(3)	6.1%

(1)
As reflected on such beneficial owner’s Schedule 13G/A dated, February 7, 2017, provided to the Company in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Of the 10,706,518 shares reported, Price Associates claimed sole voting power of 3,034,028 shares, no shared voting power, sole dispositive power of 10,706,518 shares and no shared dispositive power. Price Associates acts as investment manager to collective trust accounts and directs the voting of such shares.

(3)
As reflected on such beneficial owner’s Schedule 13G/A dated February 10, 2017, provided to the Company in accordance with the Exchange Act. Of the 5,847,964 shares reported, The Vanguard Group claimed sole voting power of 147,626 shares, shared voting power of 19,003 shares, sole dispositive power of 5,847,964 shares and shared dispositive power of 166,940 shares.

(3)
As reflected on such beneficial owner's Schedule 13G/A dated January 25, 2017, provided to the Company in accordance with the Exchange Act. Of the 5,738,448 shares reported, BlackRock, Inc. claimed sole voting power of 4,952,128 shares, no shared voting power, sole dispositive power of 5,738,448 shares and no shared dispositive power.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table summarizes, as of February 28, 2017, the beneficial ownership of the Company’s outstanding shares of common stock for each current Director of the Board, each of the Company’s current Named Executive Officers and all Directors and executive officers as a group. Unless otherwise indicated, the Company believes that the beneficial owners set forth in the following table have sole voting and dispositive power.

Name	Direct Ownership	Indirect Ownership	Current Exercisable Options (a)	Total Ownership (a)	Percent of Class
David O'Reilly (b)	120,568	861,196	100,000	1,081,764	1.17%
Charles H. O'Reilly Jr. (c)	41,280	141,048	—	182,328	*
Larry O'Reilly (d)	145,316	88,548	—	233,864	*
Rosalie O'Reilly Wooten (e)	103,412	244,056	—	347,468	*
Jay D. Burchfield (f)	18,047	—	—	18,047	*
Thomas T. Hendrickson (f)	3,514	—	—	3,514	*
Paul R. Lederer (g)	11,794	8,540	—	20,334	*
John R. Murphy (f)	3,730	—	—	3,730	*
Ronald Rashkow (f)	5,505	—	—	5,505	*
Greg L. Henslee (h)	22,578	13,015	285,058	320,651	*
Thomas McFall (i)	5,172	421	172,889	178,482	*
Jeff M. Shaw (j)	24,167	5,549	50,699	80,415	*
Greg D. Johnson (k)	3,857	918	37,998	42,773	*
All Directors and executive officers as a group (24 persons)	537,893	1,379,650	974,898	2,892,441	3.12%

*	denotes less than 1.0%

(a)	With respect to each person, assumes the exercise of all stock options held by such person that were exercisable within 60 days of February 28, 2017.

(b)
The stated number of directly owned shares includes 2,720 restricted shares awarded under the Company’s long-term incentive compensation plans. The stated number of indirectly owned shares includes 583,503 shares controlled by Mr. O’Reilly as trustee of a trust for the benefit of his children, 270,069 shares held in a Grantor Retained Annuity Trust (“GRAT”) and 7,624 shares held in the O’Reilly Employee Savings Plus Plan with T. Rowe Price Investment Services, Inc. (“T. Rowe Price”) as trustee.

(c)
The stated number of indirectly owned shares includes 99,533 shares owned by Mr. O’Reilly’s spouse, 31,140 shares held in a GRAT and 10,375 shares held in a Charitable Remainder Annuity Trust. Of Mr. O’Reilly’s directly owned shares, 4,002 shares, and 99,533 shares of Mr. O’Reilly’s indirectly owned shares, which are held by Mr. O’Reilly’s spouse, are pledged against margin loans.

(d)
The stated number of indirectly owned shares includes 65,028 shares held in a GRAT and 23,520 shares controlled by Mr. O’Reilly in a family registered partnership. Of Mr. O’Reilly’s directly owned shares, 62,500 shares are pledged against margin loans.

(e)	The stated number of indirectly owned shares is held in a GRAT.

(f)	The stated number of directly owned shares includes 1,101 restricted shares awarded under the Company’s Director Stock Plan.

(g)
The stated number of directly owned shares includes 1,101 restricted shares awarded under the Company’s Director Stock Plan. The stated number of indirectly owned shares is owned by Mr. Lederer’s spouse.

(h)
The stated number of directly owned shares includes 603 shares held in the O’Reilly Employee Stock Purchase Plan. The stated number of indirectly owned shares includes 8,006 shares held in a GRAT and 5,009 shares held in the O’Reilly Employee Savings Plus Plan with T. Rowe Price as trustee.

(i)
The stated number of directly owned shares includes 3,085 shares held in the O’Reilly Employee Stock Purchase Plan. The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plus Plan with T. Rowe Price as trustee.

(j)
The stated number of directly owned shares includes 2,978 shares held in the O’Reilly Employee Stock Purchase Plan. The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plus Plan with T. Rowe Price as trustee.

(k)
The stated number of directly owned shares includes 1,744 shares held in the O’Reilly Employee Stock Purchase Plan. The stated number of indirectly owned shares is held in the O’Reilly Employee Savings Plus Plan with T. Rowe Price as trustee.

Officer and Director Stock Ownership Guidelines

The Board adopted stock ownership requirements for the Company’s independent Directors, executive officers and executive and senior vice presidents to further align their interests with those of the Company’s shareholders. The Compensation Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements quarterly. The Compensation

Committee has discretion to waive these guidelines; however, it has never done so.

The Company’s independent Directors are required to own shares of the Company’s common stock valued at a minimum of $150,000 within five years of the date they first become a Director. For purposes of the guidelines, common stock ownership includes shares owned by the Director, directly or indirectly, and vested stock options granted to the Director under the Company’s Director Stock Plan, but excludes unvested restricted share awards. As of December 31, 2016, each independent Director’s total holdings in the Company’s stock, including stock option value, satisfied their respective stock ownership requirement.

The Company’s executive officers and executive and senior vice presidents are required to own shares of the Company’s common stock valued at the minimum of a specified multiple of their base salary within five years of first assuming their respective positions. For purposes of the guidelines, common stock ownership includes shares owned by the officer directly, shares held by the officer in the Company’s Employee Stock Purchase Plan, shares held by the officer in the Company’s Profit Sharing and Savings Plan and the officer’s vested stock options granted under the Company’s incentive plans. Individuals who do not achieve the required level of ownership within the prescribed period of time may, at the discretion of the Compensation Committee, be required to hold 50% of net after-tax shares issued upon the exercise of any of their stock options and may not be allowed to sell any other shares of the Company that they may own. The stock ownership requirement does not apply after the executive officer or executive or senior vice president reaches age 62. The Compensation Committee may waive these guidelines at its discretion. As of December 31, 2016, the total stockholdings of each of the Company’s executive officers and executive and senior vice presidents, who had been in their positions for at least five years, satisfied the stock ownership requirement applicable to each of them.

The following table identifies the executive officers’ and executive and senior vice presidents’ ownership requirement as of December 31, 2016:

Position	Minimum Ownership Requirement Multiple of Salary
Chief Executive Officer	5x
Chief Financial Officer	3x
Executive Vice Presidents	3x
Senior Vice Presidents	2x

PROPOSAL 1 - ELECTION OF DIRECTORS

Information about the Director Nominees

The Company’s Bylaws and Amended and Restated Articles of Incorporation provide for the annual election of Directors. The Board has nominated David O'Reilly, Charles H. O'Reilly Jr., Larry O'Reilly, Rosalie O'Reilly Wooten, Jay D. Burchfield, Thomas T. Hendrickson, Paul R. Lederer, John R. Murphy and Ronald Rashkow as Directors for a one-year term expiring at the Company’s 2018 Annual Meeting of Shareholders.

The following identifies (i) the business experience and principal occupation for at least the last five years of each of the nominees; (ii) his or her present positions and offices with the Company, if applicable; (iii) the year in which he or she was first elected or appointed a Director (each serving continuously since first elected or appointed, unless otherwise stated); (iv) his or her age; (v) his or her directorships for at least the last five years in any company with a class of securities registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, or in any company registered as an investment company under the Investment Company Act of 1940 (as specifically noted), as applicable; and (vi) the qualifications and skills, which the Director possesses, that qualify him or her for service on the Company’s Board.

Each of the below nominees’ current term expires in 2017.

David O'Reilly, age 67, Affiliated Director and Chairman of the Board, has been a director since 1972.
Experience: Mr. O’Reilly has served as Chairman of the Board since February of 2005. Mr. O’Reilly served as Co-Chairman of the Board from August 1999 to February 2005; Chief Executive Officer from March 1993 to February 2005; President of the Company from March 1993 to August 1999; and Vice President of the Company from 1975 to March 1993.
Qualifications and Skills: Mr. O’Reilly is being re-nominated as a Director because, among his other qualifications, he possesses over 40 years of experience and expertise in the Company’s operations and strategic business development and has held leadership roles in numerous aftermarket industry organizations and associations.

Charles H. O'Reilly Jr., age 77, Affiliated Director and Vice Chairman of the Board, has been a director since 1966.
Experience: Mr. O’Reilly has served as Vice-Chairman of the Board since August of 1999. Mr. O’Reilly served as Chairman of the Board from March 1993 to August 1999 and President and Chief Executive Officer from 1975 to March 1993. Mr. O’Reilly retired from active Company management in February 2002.
Qualifications and Skills: Mr. O’Reilly is being re-nominated as a Director because, among his other qualifications, he possesses over 55 years of experience and expertise in the Company’s operations and in the automotive aftermarket industry, as well as experience in strategic business development, real estate investment and risk management and assessment.

Larry O'Reilly, age 70, Affiliated Director and Vice Chairman of the Board, has been a director since 1969.
Experience: Mr. O’Reilly has served as Vice-Chairman of the Board since February of 2005. Mr. O’Reilly served as Co-Chairman of the Board from August 1999 to February 2005; Chief Operating Officer from March 1993 to February 2003; President from March 1993 to August 1999; and Vice President from 1975 to March 1993. Mr. O’Reilly retired from active Company management in February of 2003. Mr. O’Reilly currently serves as Chairman and Director of Mercy Hospital Springfield since January 2000; Board Member of the Missouri Sports Hall of Fame since January 2003; and Trustee of the Lance Armstrong Endowment Board since December of 2005.
Qualifications and Skills: Mr. O’Reilly is being re-nominated as a Director because, among his other qualifications, he possesses over 45 years of experience and expertise in the Company’s operations, in the automotive aftermarket industry and strategic business development.

Rosalie O'Reilly Wooten, age 75, Affiliated Director of the Board, has been a director since 1980.
Experience: Mrs. Wooten has served as a member of the Board since February of 2002. Mrs. Wooten served as Executive Vice President from March 1993 to February 2002. Mrs. Wooten retired from active Company management in February of 2002. Mrs. Wooten currently serves on the Ozarks Greenways Board of Directors, CASA Advisory Board, Breast Cancer Foundation of the Ozarks Advisory Board and Drury University Board of Trustees.

Qualifications and Skills: Mrs. Wooten is being re-nominated as a Director because, among her other qualifications, she possesses over 35 years of experience and expertise in the Company’s operations, in the automotive aftermarket industry and experience in leadership development, risk management and human resources.

Jay D. Burchfield, age 71, Independent Director of the Board, has been a director since 1997.
Experience: Mr. Burchfield serves as a Director, Chairman of the Compensation Committee, and Member of the Audit, Executive and Nominating and Corporate Governance Committees of Simmons First National Corporation since May 2015; Chairman of the Board and Director of Trust Company of the Ozarks from April 1998 until his retirement in October 2015; Senior Principal of SilverTree Companies, a real estate company, since January 2010. Mr. Burchfield’s career has spanned more than 40 years in the banking and financial services industry.
Qualifications and Skills: Mr. Burchfield is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the banking industry, strategic business development, executive compensation and leadership development.

Thomas T. Hendrickson, age 62, Independent Director of the Board, has been a director since 2010.
Experience: Mr. Hendrickson serves as a Director and Audit Committee Chairperson for Ollie’s Bargain Outlet Holdings, Inc. since 2015; Chief Administrative Officer, Chief Financial Officer and Treasurer for The Sports Authority, Inc., the parent of retailer “Sports Authority,” from 2003 until his retirement in February of 2014; Executive Vice President and Chief Financial Officer, and Treasurer of Gart Sports Company, from 1998 until its merger with Sports Authority in 2003; Vice President of Finance, Senior Vice President, and Executive Vice President and Chief Financial Officer of Sportmart, Inc., from 1993 to 1997; and Divisional Vice President and Controller of Miller’s Outpost Stores, a retailer specializing in apparel to young consumers, from 1987 to 1993. Mr. Hendrickson is a Certified Public Accountant and has over 32 years of retail business experience.
Qualifications and Skills: Mr. Hendrickson is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the retail industry, risk assessment and in the accounting and finance areas including experience as a chief financial officer.

Paul R. Lederer, age 77, Independent Director of the Board and Lead Director, has been a director since 2001 and has been Lead Director since 2002.
Experience: Mr. Lederer was a Director of the Company from April 1993 to July 1997 and was appointed again as a Director in 2001. Mr. Lederer retired in October 1998; served as Executive Vice President of Worldwide Aftermarket of Federal-Mogul Corporation from February 1998 to October 1998; President and Chief Operating Officer of Fel-Pro from November 1994 to February 1998, when it was acquired by Federal-Mogul Corporation; presently a Director of MAXIMUS and Dorman Products; and previously served as Director of UCI, Inc. (ceased directorship in early 2011).
Qualifications and Skills: Mr. Lederer is being re-nominated as a Director because, among his other qualifications, he possesses over 40 years of experience and expertise in the automotive aftermarket industry, as well as experience in operations and governance as a chief executive officer and has served as a director on over 15 boards.

John R. Murphy, age 66, Independent Director of the Board, has been a director since 2003.
Experience: Mr. Murphy served as the Interim Chief Financial Officer for Summit Materials, LLC, from January of 2013 until May of 2013 and from July of 2013 to October of 2013; Director, Chairman of the Audit Committee and a Member of the Governance and Nominating Committee for Summit Materials, LLC, since February 2012; Director and Audit Committee Chairman for DJO Global since 2012; Director, Audit Committee and Special Committee Member of Graham Packaging, Inc., from February of 2011 until it was sold in September of 2011; Senior Vice President and Chief Financial Officer of Smurfit-Stone Container Corporation, a leading manufacturer of paperboard and paper-based packaging products, from 2009 to 2010 and led the financial restructuring of the company during Chapter 11 reorganization; President and Chief Executive Officer of Accuride Corporation and a member of its Board of Directors until October of 2008, Accuride Corporation filed Chapter 11 bankruptcy in October of 2009, emerging in 2010; President and Chief Operating Officer of Accuride, from January 2007 to October 2007; President and Chief Financial Officer of Accuride from February 2006 to December 2006; and Executive Vice President and Chief Financial Officer of Accuride, from March 1998 to January 2006. Mr. Murphy holds a Bachelor of Science in Accounting from Pennsylvania State University and a Master Of Business Administration from the University of Colorado, and is a Certified Public Accountant.
Qualifications and Skills: Mr. Murphy is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the automotive aftermarket industry, in the accounting and finance areas, including experience as a chief financial officer, and he possesses experience in restructuring and mergers and acquisitions.

Ronald Rashkow, age 76, Independent Director of the Board, has been a director since 2003.
Experience: Mr. Rashkow was Founder, CEO, and chairman of Handy Andy Home Improvement Centers, a retail chain of home improvement centers in the Midwest. Mr. Rashkow currently is CEO and Principal of RPMS, Inc. a strategic consulting enterprise. Mr. Rashkow currently serves on advisory boards for Hilco Trading, among the largest asset liquidation companies in the country, and RTC, a specialty retail fixturing and merchandising company. Mr. Rashkow is on the advisory board of the Knapp Entrepreneurial Center at the University of IIT. Additional activities include substantial interests in retail commercial shopping center investments and development.
Qualifications and Skills: Mr. Rashkow is being re-nominated as a Director because, among his other qualifications, he possesses experience and expertise in the retail industry, executive compensation, risk management, operations as a chief executive officer and advisory services to retail companies and private equity groups focused on retail companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE ELECTED NOMINEES.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence

Rules of the Nasdaq Stock Market (the “Nasdaq”) require that a majority of the Board be “independent.” Under the Nasdaq rules, a director is independent if he or she is not an officer or employee of the Company and does not have any relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has reviewed the independence of its Directors under the Nasdaq rules. During this review, the Board considered transactions and relationships between each Director or any member of his or her family and the Company during 2016. Please see discussions in “Family Relationships” and “Certain Relationships and Related Transactions” sections for further descriptions, by specific category and type, of the transactions and relationships reviewed. Consistent with these considerations, the Board has determined that Messrs. Burchfield, Hendrickson, Lederer, Murphy and Rashkow (“independent Directors”) are independent under the Nasdaq rules.

Family Relationships

Charles H. O'Reilly Jr., David O'Reilly, Larry O'Reilly and Rosalie O'Reilly Wooten, Directors of the Board, are siblings.

Leadership Structure

The Company’s leadership structure, within its Board, consists of a Chairman of the Board, two Vice Chairmen of the Board, a Lead Director, an Audit Committee, a Corporate Governance/Nominating Committee and a Compensation Committee. The Lead Director also serves on the Audit Committee, the Compensation Committee and as Chairman of the Corporate Governance/Nominating Committee. All Committee members satisfy the independence requirements under the Nasdaq rules. The Company’s Bylaws permit the positions of Chairman of the Board and Chief Executive Officer to be held by the same person; however, the Board believes these roles and their attendant responsibilities should be separate and fulfilled by two separate individuals. The Company believes having separate roles allows its Board to effectively provide guidance to and oversight of its management. In 2005, the Corporate Governance/Nominating Committee recommended and the Board approved the appointment of David O'Reilly to serve in the role of Chairman of the Board of the Company. The appointment was made in recognition of the substantial role Mr. O’Reilly plays in the development of the Company’s strategic initiatives. The appointment of Mr. O’Reilly as Chairman of the Board did not alter Greg L. Henslee’s duties and responsibilities as Chief Executive Officer of the Company.

Lead Director

From time to time, in the interest of sound corporate governance, the Board may appoint a Lead Director. The Board believes that the designation of a Lead Director improves the functionality of the Board and its Committees and aids in the fiduciary obligations each Director has to the Company and its shareholders. In 2002, the Corporate Governance/Nominating Committee nominated Paul R. Lederer to serve as Lead Director and the Board approved. Mr. Lederer has served as Lead Director since that time.

The responsibilities of the Lead Director include, but are not limited to, the following:

•	Serves as a liaison among other Directors, with the Company’s management, between Board committees and the Board;

•	Presides at Board meetings in the absence of the Chairman of the Board, or at the request of the Chairman of the Board;

•	Ensures Board leadership in the absence or incapacitation of the Chairman of the Board;

•
Chairs executive sessions involving only the independent Directors, develops the agenda for executive sessions to ensure that independent Directors have adequate opportunities for these meetings to be held and adequate time to discuss issues and communicates with the Company’s management, as appropriate, the results of the executive sessions;

•
Consults with the Chairman of the Board as to the appropriate schedules and agendas of Board meetings to ensure there is sufficient time available for serious discussion of appropriate topics proposed by the independent Directors;

•	Advises the Chairman of the Board on the conduct of Board meetings to facilitate teamwork and communication among independent and non-independent Directors;

•
Together with the Chairman of the Board, collaborates with the Company’s management to determine the information and materials provided to the Directors, so that the independent Directors have adequate resources, especially by way of full, timely and relevant information, to support their decision-making responsibilities;

•	Entitled to request materials from and receive notice of, and attend all, meetings of Board committees;

•	Collaborates with the Chairman of the Board and Corporate Governance/Nominating Committee on Board succession planning;

•	Is available to advise committee chairpersons in fulfilling their designated roles and responsibilities to the Board;

•
Acts as the focal point on the Board concerning issues such as corporate governance and suggestions from independent Directors and monitors and coordinates with the Company’s management on corporate governance issues and developments;

•	Collaborates with the Corporate Governance/Nominating Committee to ensure a succession plan is in place for the Company’s Chief Executive Officer;

•	Collaborates with the Board to guide the Company’s management on strategic issues and long-term planning;

•	Consults with the Chairman of the Board on such matters as are pertinent to the Board and the Company;

•	Is available for direct communication and consultation with shareholders, upon request through Board approved procedures; and

•	Performs such other duties as the Board or Chairman of the Board may delegate, from time to time.

Meeting Attendance

During 2016, four regularly scheduled meetings of the Board were held. During such year, each Director attended 100% of the total number of meetings of the Board, with the exception of Mr. Charles H. O'Reilly Jr., who attended 75% of the total number of meetings of the Board. During 2016, each independent Director attended 100% of the total number of meetings held by all committees of the Board for which he served, with the exception of Mr. Ronald Rashkow who attended 92% of the total number of meetings held by all committees of the Board for which he served.

Time is allotted at each Board meeting for an executive session involving only the independent Directors. The Company’s independent Directors held four closed-session meetings during 2016, and each independent director attended all four meetings.

The Company encourages, but does not require, the members of its Board to attend the Annual Meeting. Each member of the Board attended the Company’s 2016 Annual Meeting, with the exception of Mr. John R. Murphy.

Committees of the Board

The Board has three standing committees, the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee. Each committee is governed by a written charter and is comprised solely of independent Directors in accordance with the Nasdaq Listing Qualifications. Charters for each committee are available on the Company’s website at www.oreillyauto.com and can be obtained free of charge by written request to the attention of the Secretary at the Company’s address appearing on the first page of this proxy statement or by telephone at (417) 874-7161.

Because Charles H. O'Reilly Jr., David O'Reilly, Larry O'Reilly and Rosalie O'Reilly Wooten do not qualify as independent Directors, they do not participate on any committee of the Board.

Audit Committee

Number of Members:	Five

Members:	John R. Murphy (Chairman), Jay D. Burchfield, Thomas T. Hendrickson, Paul R. Lederer, Ronald Rashkow

Number of Meetings During 2016:	Eight
Purpose and Functions:
The Company’s standing Audit Committee was established in accordance with Section (3)(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for reviewing reports of the Company’s financial results, audits and internal controls, including the Company’s Internal Audit Department, and communicating the results of these evaluations to management. The Audit Committee recommends the engagement of independent auditors, confers with the external auditors regarding the adequacy of the Company’s financial controls and fiscal policy in accordance with generally accepted auditing standards and directs changes to financial policies or procedures as appropriate. The Committee also reviews the procedure of the independent registered public accounting firm for ensuring its independence with respect to the services performed for the Company.

The Board has determined that each member of the Audit Committee is “independent” pursuant to the Nasdaq rules, as well as the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act. In addition, the Board has determined that Mr. Murphy, chairman of the Audit Committee, is qualified as an audit committee financial expert, as that term is defined in the rules of the SEC. The Company’s Audit Committee Charter may be viewed on its website at www.oreillyauto.com.

Compensation Committee

Number of Members:	Three

Members:	Jay D. Burchfield (Chairman), Paul R. Lederer, Ronald Rashkow

Number of Meetings During 2016:	Four
Purpose and Functions:
The purpose of the Compensation Committee is to act on behalf of the Board with respect to the establishment and administration of the policies, which govern the annual compensation of the Company’s executive officers. The Committee has responsibility for defining and articulating the Company’s overall executive compensation philosophy, and administering and approving all elements of compensation for elected executive officers. The Committee is directly responsible for reviewing and approving the corporate goals and objectives relevant to the Chairman and CEO’s compensation, evaluating the Chairman and CEO’s performance based on those goals and objectives, and determining and approving the Chairman and CEO’s compensation level based on this evaluation. The Company’s Human Resources Department works directly with the Compensation Committee to assist in making recommendations to the Committee for the Chairman and CEO’s total compensation. The Compensation Committee also oversees the grants and related actions under the Company’s various equity plans.

Because the Company’s executive leadership is of critical importance to the Company’s success, the succession planning process is led by the Compensation Committee. This committee reviews the Company’s succession planning practices and procedures and makes recommendations to the Board concerning succession developments, while ensuring the appropriate succession plans are in place for key executive positions.

The Committee has the authority to retain consultants and advisors as it may deem appropriate in its discretion. The Committee has, from time to time, historically utilized third party compensation survey data and/or outside consultant advisors in order to achieve its goal of attracting and retaining executive officers who contribute to the long-term success of the Company. During 2016, the Company did not engage an outside consultant advisor for compensation advisory services. The Company’s Compensation Committee Charter may be viewed on its website at www.oreillyauto.com.

Corporate Governance/Nominating Committee

Number of Members:	Three

Members:	Paul R. Lederer (Chairman), Jay D. Burchfield, John R. Murphy

Number of Meetings During 2016:	Four
Purpose and Functions:
The principal purposes of the Corporate Governance/Nominating Committee are

(i)	to establish criteria for the selection of Directors and to recommend to the Board the nominees for Director in connection with the Company's Annual Meeting of the shareholders;

(ii)	to take a leadership role in shaping the Company's corporate governance policies and to issue and implement the Corporate Governance Principles of the Company;

(iii)	to develop and coordinate annual evaluations of the Board, its committees and its members;

(iv)	to advise the Board regarding long-term Board succession; and

(v)	to adhere to all legal standards required by the SEC and Nasdaq.

The Company's Corporate Governance Principles may be viewed along with the Corporate Governance/Nominating Committee Charter on its website at www.oreillyauto.com.

The Corporate Governance/Nominating Committee does not have a written policy on the consideration of Director candidates recommended by shareholders. It is the view of the Board that all candidates, whether recommended by a shareholder or the Corporate Governance/Nominating Committee, shall be evaluated based on the same established criteria for persons to be nominated for election to the Board and its committees. The established criteria for persons to be nominated for election to the Board and its committees, taking into account the composition of the Board as a whole, at a minimum, includes

•	a candidate’s qualification as “independent” under the federal securities laws and the rules and regulations of the SEC and Nasdaq applicable to the Board and each of its committees;

•	depth, breadth and diversity of experience within the Company’s industry and otherwise;

•	commitments outside of the Board and the ability to devote adequate time to Board and committee matters;

•	special areas of expertise;

•	accounting and financial knowledge;

•	willingness to apply sound and independent business judgment;

•	leadership ability;

•	experience in developing and assessing business strategies;

•	corporate governance expertise;

•	risk management skills; and

•	for incumbent members of the Board, the past performance of the incumbent director.

The Corporate Governance/Nominating Committee regularly engages and considers director succession for the members of its Board, committees and committee chairs to ensure a mix of knowledge and abilities, expertise and tenure that promote and support the Company’s long-term success, while giving consideration to evolving skills, perspective and experience needed on the Board to perform its corporate governance role. In addition, when the Corporate Governance/Nominating Committee seeks a new candidate for directorship, it seeks qualifications from the individual that satisfy the established criteria for a person to be nominated and a candidate that will complement the attributes and perspective of the other members of the Board. As the Company’s strategic priorities and the composition of the Board evolve, the priorities and emphasis of qualifications the Corporate Governance/Nominating Committee is seeking in a candidate will change from time to time. Individuals identified by the Corporate Governance/Nominating Committee as qualified to become directors are then recommended to the Board for nomination, and the Board determines the nominees for election after considering the recommendation and report of the Corporate Governance/Nomination Committee.

The Corporate Governance/Nominating Committee expects Messers, Charles H. O'Reilly Jr. and Paul R. Lederer to retire from the Board at the end of the 2017 director term, consistent with the Board’s mandatory retirement age policy. Currently, the Corporate Governance/Nominating Committee is activity looking for qualified candidates for directorship to recommend to the Board in 2017 for consideration for the 2018 director elections. Finding qualified candidates interested in serving as director is of the highest level of importance to the Corporate Governance/Nominating Committee. As such, the Corporate Governance/Nominating Committee may use any and all appropriate methods at its disposal for identifying candidates for election.

The Corporate Governance/Nominating Committee’s methods for identifying candidates for election to the Company’s Board include the solicitation of possible candidates from a number of sources, including engaging with outside search firms, from members of its Board, its executives, individuals personally known to the members of its Board and other research. Shareholders wishing to recommend a candidate for nomination as a director are requested to send the recommendation in writing to O’Reilly Automotive, Inc. Corporate Governance/Nomination Committee, attention to Tricia Headley, at 233 South Patterson Avenue, Springfield, Missouri 65802. The Board believes it is best qualified to evaluate candidates based on its knowledge of the Company’s business structure, and the Corporate Governance/Nominating Committee may retain one or more third-party search firms to identify suitable candidates.

Shareholder Nominations

A shareholder who desires to nominate one or more persons for election as director(s) shall deliver “timely notice” (as defined in Section 12, Article II of the Company’s Bylaws) of the shareholder’s intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement. In accordance with Section 13, Article II of the Bylaws, such notice shall set forth

(i)	the name and address of record of the shareholder who intends to make the nomination;

(ii)	the class and number of shares of the capital stock that are beneficially owned by the shareholder on the date of such notice;

(iii)	the name, age, business and residential addresses, and principal occupation or employment of each proposed nominee;

(iv)
a description of all arrangements or understandings between the shareholder and each nominee, and other arrangements or understandings known to the shareholder, pursuant to which the nomination or nominations are to be made by the shareholder;

(v)	any other information regarding each proposed nominee that would be required to be included in a proxy statement filed with the SEC; and

(vi)	the written consent of each proposed nominee being so named to serve as a Director of the Company.

The presiding officer of a meeting may, if the facts warrant, determine at the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should make that determination, he or she shall so declare at the Annual Meeting, and the defective nomination shall be disregarded.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. In its oversight role, the Board annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company. A quarterly risk overview is provided to the Board by the Company’s General Counsel and by the Company’s Vice President of Treasury and Risk Management, which details the Company’s current litigation and current and potential self-insurance risks and risk exposures. The Board has delegated certain risk management oversight responsibility to the Board committees. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. The Audit Committee reviews, with management, the Company’s financial performance and financing arrangements and meets with the Company’s external auditors to review the Company’s compliance with all applicable financial reporting and Sarbanes-Oxley requirements. The Corporate Governance/Nominating Committee reviews the Company’s corporate governance guidelines and their implementation and reviews the Corporate Risk Assessment and Management Status Report. This report identifies the material business risks (including strategic and operational) for the Company as a whole and identifies the controls that respond to and mitigate those risks. The Corporate Governance/Nominating Committee also receives a Fraud Risk Assessment report from management, which reviews the Company’s Code of Conduct and Ethics program compliance as well as the Company’s TIPS Hotline and Corporate policies and procedures. The Compensation Committee has overall responsibility for executive officer succession planning and reviews succession plans each year. The Compensation Committee also reviews total compensation for the Company’s management and executives including base salary, incentive compensation, benefits, and perquisites to ensure they are market competitive and consistent with the Company’s performance goals and ensures that the compensation plans and arrangements do not create inappropriate risks. Each committee regularly reports to the full Board.

Board Diversity

In selecting a Director nominee, the Corporate Governance/Nominating Committee focuses on skills, viewpoints, expertise and background that would complement the existing Board. While the Board does not have a formal policy on Board diversity as it relates to the selection of nominees for the Board, the Corporate Governance/Nominating Committee will consider diversity in market knowledge, experience, employment, ethnicity, gender and geography among other factors. Decisions by the Board regarding continued service of Directors are made based on expected contributions to the Board in furtherance of the interests of shareholders.

Compensation of Directors

Independent Directors
Independent Directors are paid an annual fee and meeting fees for attendance at each Board and Committee meeting, with the Lead Director receiving an additional annual fee for service on the Board. Each Committee Chairman is paid an additional fee for service as chairman of each respective Committee. As an incentive for recruiting and retaining qualified Directors, the Company also maintains a Director Stock Plan. This plan provides for an annual award to each independent Director of restricted shares that vest equally over a three-year period and/or the grant of non-qualified stock options to purchase shares of the Company’s common stock, at a per share exercise price equal to the closing market value of the Company’s common stock on the date the option is granted, that fully vest after six months and have a life of seven years. Upon resignation from the Board for any reason other than retirement, death or disability, all outstanding stock awards are immediately forfeited. The Board makes an annual determination of the number of restricted shares and/or the number of stock options to be awarded to every independent Director under the Director Stock Plan.

The following table summarizes the compensation paid to the independent Directors, including stock awards, for the year ended December 31, 2016:

Annual fee	$60,000
Annual Lead Director fee	$10,000
Committee Chairman fees	$10,000: Audit Committee
$7,500: Compensation Committee
$5,500: Corporate Governance/Nominating Committee
Board of Director meeting fees	$2,500 for attendance at each quarterly meeting of the Board
Special meeting fees	$1,000 for attendance at each special meeting of the Board
Restricted stock
In fiscal 2016, each independent Director was awarded a number of restricted shares valued at approximately $125,000. The restricted shares vest in equal annual installments over a three-year period commencing on the first anniversary of the award. Each independent Director received 466 restricted shares awarded at a price of $268.54 per share.

Non-qualified stock options	No stock option awards were granted during 2016.

Independent Director fees in the aggregate amount of $389,500 were paid during 2016 and independent Director restricted stock awards with an aggregate fair value of $625,699 were granted in 2016.

Affiliated Directors
The Affiliated Director Compensation Plan provides for an annual cash retainer of $200,000 and quarterly meeting fees of $2,500 for attendance at each Board meeting to each of the affiliated Directors (Charles H. O'Reilly Jr., Larry O'Reilly and Rosalie O'Reilly Wooten). Affiliated Directors are not paid any other fee amounts and are not granted equity awards in their capacity as directors.

The Company does not pay additional fees to David O'Reilly, over and above his annual salary and restricted share award, for his service to the Board.

The following table summarizes the compensation paid to all Directors for the year ended December 31, 2016, other than David O'Reilly whose compensation is fully reflected in the “Summary of Compensation” table portion of this proxy statement:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (b)	Total ($)
Charles H. O'Reilly Jr.	206,923	—	—	—	—	—	206,923
Larry O'Reilly	206,923	—	—	—	—	2,581	209,504
Rosalie O'Reilly Wooten	206,923	—	—	—	—	—	206,923
Jay D. Burchfield	79,000	125,140	—	—	—	—	204,140
Thomas T. Hendrickson	71,500	125,140	—	—	—	—	196,640
Paul R. Lederer	87,000	125,140	—	—	—	—	212,140
John R. Murphy	81,500	125,140	—	—	—	—	206,640
Ronald Rashkow	70,500	125,140	—	—	—	—	195,640

(a)
Stock awards granted to Directors represent restricted shares, which vest in equal annual installments over a three-year period commencing on the first anniversary of the award. The dollar value of stock awards represents the grant-date fair value of the awards based on the closing market price of the Company’s common stock on the date of the award. Please see Note 9 “Share-Based Compensation and Benefit Plans” to the Company’s Consolidated Financial Statements included on its Annual Report in Form 10-K for the fiscal year ended December 31, 2016, for further discussion of the accounting used in calculating share-based compensation expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The table below summarizes the Directors’ outstanding stock option and restricted share awards as of December 31, 2016:

	Option Awards(i)				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(ii)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Jay D. Burchfield	5,000	—	48.31	5/5/2017	1,101	306,529
Thomas T. Hendrickson	—	—	—	—	1,101	306,529
Paul R. Lederer	5,000	—	48.31	5/5/2017	1,101	306,529
John R. Murphy	—	—	—	—	1,101	306,529
Ronald Rashkow	500	—	48.31	5/5/2017	1,101	306,529

(i)	Option awards granted to Directors become 100% exercisable with respect to the covered shares six months from the date of grant and expire after seven years.

(ii)
Represents restricted shares granted on May 7, 2014, May 6, 2015, and May 4, 2016. The restricted shares granted on May 7, 2014, vest in one installment of 251 shares on May 7, 2017. The restricted shares granted on May 6, 2015, vest in two installments of 192 shares each on May 6, 2017, and May 6, 2018. The restricted shares granted on May 4, 2016, vest in three installments of 156 shares on May 4, 2017, and 155 shares each on May 4, 2018, and May 4, 2019.

(b)	The “All Other Compensation” column included personal benefit valued at less than $10,000, which consisted of personal use of the Company plane.

In addition, all Directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at Board meetings.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, nor has ever been, an officer or an employee of the Company or any of its subsidiaries. None of the Company’s executive officers served as a director or as a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of the Company or a member of the Compensation Committee during 2016.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This section describes the compensation packages of the Company’s principal executive officer, principal financial officer, and three other most highly compensated officers and executive vice presidents who were employed by the Company on December 31, 2016 (such individuals are referred to as the “Named Executive Officers” or “NEOs” in this proxy statement). The NEOs and their positions are identified below:

•	David O'Reilly - Chairman of the Board

•	Greg L. Henslee - Chief Executive Officer

•	Greg D. Johnson - Executive Vice President of Supply Chain (Co-President as of February 7, 2017)

•	Jeff M. Shaw - Executive Vice President of Store Operations and Sales (Co-President as of February 7, 2017)

•	Tom McFall - Chief Financial Officer and Executive Vice President

Executive summary
The Compensation Committee of the Board is responsible for reviewing the performance of the Company’s NEOs, Executive Vice Presidents and Senior Vice Presidents (together, its “executive officers”), recommending to the Board compensation packages and specific compensation levels for its executive officers and other management team members, establishing policies and guidelines for other benefit programs and administering the award of stock options and other stock-based incentives under the Company’s incentive plans.

At the 2016 Annual Meeting, over 98% of the votes cast in the advisory vote on executive compensation, which were present and entitled to vote on the matter, were in favor of the compensation of the Company’s NEOs as disclosed in the 2016 proxy statement. The Board believes that the outcome of this proposal evidences the commitment of the Compensation Committee to open dialogue with the Company’s shareholders regarding executive compensation program, and the Compensation Committee has and will continue to consider these voting results and shareholder sentiments generally as it formulates and implements an executive compensation program designed to align the long-term interests of the Company’s executive officers with its shareholders.

The policies and procedures of the Compensation Committee are designed to assist the Board in its oversight of the implementation and effectiveness of its policies and strategies regarding the investment in the Company’s largest asset, its employees (whom the Company refers to as “Team Members”). These strategies and policies include, but are not limited to,

•	recruiting and retaining qualified Team Members;

•	the career development and progression of Team Members;

•	management succession, in conjunction with the Company’s Corporate Governance/Nominating Committee; and

•	employment practices.

Compensation objectives and philosophy
The main objective of the Company’s compensation philosophy is to provide its executive officers and management with a total compensation package that is competitive and equitable, and which encourages and rewards performance based in part upon the Company’s performance in terms of increases in shareholder value. The Company’s compensation objectives include both long-term, share-based incentives and short-term, cash incentives. The Company believes that aligning the interests of its executives and management with those of its shareholders further promotes the success of not only the Company, but also its Team Members.

Risk assessment of compensation programs
The Compensation Committee has reviewed the potential effects of the various components of the Company’s executive officers’ compensation and benefits programs on individual and collective behavior and, ultimately, on its risk profile and overall approach to risk management. During its review, the Compensation Committee focused on the Company’s short-term incentives, long-term incentives, and change-in-control benefits as having the greatest potential to create incentives for individual or collective risk taking. Following a thorough review of these and the other components of the Company’s compensation and benefits programs, the Compensation Committee has determined that the programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either its risk profile or overall approach to risk management.

Additionally, the Company’s non-executive officer and management compensation policies and practices do not excessively incentivize or create need for inappropriate risk-taking by its Team Members, and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.

Overview of compensation programs
The key elements of the compensation packages for the Company’s executive officers are base salary, annual cash incentive compensation and long-term, share-based incentives. In determining the composition of elements in each compensation package, the Compensation Committee looks to create a balanced set of rewards, utilizing market-driven influences and external compensation benchmarks, as well as current cash considerations. To ensure that the Company thrives in the competitive talent market, the Compensation Committee reviews industry resources, references and other benchmark reports to determine competitive market ranges and reasonable levels of compensation.

In reviewing the compensation packages of each of the Company’s executive officers and management, the Compensation Committee tallies the corresponding dollar value of each element of an individual’s compensation, including salary, incentive compensation, accumulated realized and unrealized share-based compensation gains, the dollar value to such individual and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated benefits under the Company’s non-qualified deferred compensation program and the potential impact of several potential severance and change-in-control scenarios. For new appointments to senior executive management, the Company’s management presents compensation recommendations to the Compensation Committee for consideration.

Competitive assessments
The Company’s Human Resources Department provides the Compensation Committee with industry benchmark information and compensation survey data from the companies in its peer group, including peer salary, bonus, incentive compensation, share-based compensation and other compensation. The Compensation Committee considers the Company’s relative performance compared with an established group of peer companies in the automotive aftermarket industry and other specialty retailers.

The Compensation Committee reviews the Company’s peer group, as necessary, to ensure that the comparisons are meaningful. The Compensation Committee evaluates peers that conduct business outside of the automotive aftermarket industry based on criteria such as revenue, operating margin, net income, market capitalization, team member count and one and three year total shareholder returns, as applicable. Based on its review, the Compensation Committee removed companies from the 2015 peer group for the following reasons: low growth and low market capitalization and acquisitions. The Compensation Committee added companies to the 2016 peer group for the following reasons: similar market capitalization and revenue growth and acquisitions.

The Compensation Committee also considers broad-based survey data, compiled by Equilar, Inc., of total compensation for top management at companies with total revenues comparable to the total revenues of the Company. The Compensation Committee uses the industry and market survey data as a context in reviewing the overall compensation levels and maintaining a reasonable and competitive compensation program. The Compensation Committee does not use this data to set specific compensation benchmarks for a position. Rather, the Compensation Committee evaluates the overall performance of the Company and the individual performance of management to set compensation at reasonable and competitive levels.

The companies comprising the 2016 peer group for the Company are identified in the following table and include companies with a market capitalization ranging from $1.30 billion to $25.85 billion. As of December 31, 2016, the median market capitalization of the Company’s 2016 peer group was $5.51 billion and the Company’s market capitalization was $25.85 billion.

Peer Name	Peer Ticker Symbol
Advance Auto Parts, Inc.	AAP
Asbury Automotive Group, Inc.	ABG
AutoNation, Inc.	AN
AutoZone, Inc.	AZO
Bed Bath & Beyond, Inc.	BBBY
Big Lots, Inc.	BIG
CarMax, Inc.	KMX
Dick's Sporting Goods, Inc.	DKS
Dollar Tree, Inc.	DLTR
Fastenal Company	FAST
GameStop Corp.	GME
Genuine Parts Company	GPC
Group 1 Automotive, Inc.	GPI
The Michaels Companies, Inc.	MIK
Monro Muffler Brake, Inc.	MNRO
Office Depot, Inc.	ODP
Ross Stores, Inc.	ROST
Tractor Supply Company	TSCO

Base salary
The Company provides competitive annual base salaries to its executive officers and management in recognition of their job responsibilities. In determining annual base salary, it is the Compensation Committee’s goal to bring the salaries of the Company’s executive officers and management in line with base compensation being paid by its peer group. The Compensation Committee specifically reviews compensation information from the publicly traded automotive aftermarket companies in its peer group and compensation surveys and data from the other specialty retailers in its peer group. The Compensation Committee believes that the Company’s principal competitors for its executive officers are not necessarily the same companies that would be included in a peer group compiled for purposes of comparing shareholder returns. Consequently, the companies that are reviewed for such compensation purposes may not be the same as the companies comprising the indices included in the Annual Shareholders’ Report of the Company for 2016 that accompanies this proxy statement. The Compensation Committee established increased base salary levels in 2016 for the Company’s NEOs to maintain compensation at competitive levels and to reflect its performance and the individual performance of each of its NEOs.

Incentive compensation plan
The Company provides competitive annual incentive compensation as a percent of base salary based on achievement of certain objective performance goals established by the Compensation Committee each year in order to motivate attainment of short-term goals, link annual cash compensation to achievement of the annual priorities and reward individual performance and contribution. At the beginning of each year, a comprehensive operating plan is developed, which contains estimates for the Company’s projected performance for the year, by reviewing the Company’s historical performance, trends in the automotive aftermarket and retail industry and the performance of industry peers and other comparable companies. The targets for the incentive compensation plans set by the Compensation Committee generally correspond to this operating plan; the comprehensive operating plan for the 2016 fiscal year was approved by the Board in January of 2016, and reflects the projected results for the 2016 fiscal year. The Company’s actual performance in each of the target areas is compared to the individual targets predetermined by the Compensation Committee, in order to determine the incentive amount, if any, achieved by each executive officer. Upon achievement of such performance goals, executive officers receive incentive compensation based upon a percentage of their respective base salaries for the attainment of a defined performance goal. The overall potential value varies depending upon the executive’s position; however, under the Company’s 2012 Incentive Award Plan, the maximum aggregate amount of cash compensation, which may be paid to any one participant in any year in respect of all awards that are intended to constitute performance-based compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), is $10,000,000. For 2016, the Company’s Chief Executive Officer had a cumulative target of 100% of his base salary, and its Executive Vice Presidents and Chief Financial

Officer had cumulative targets of 80% of their individual base salaries, which were, in each case, the same salary targets applicable in 2015. The Board sets performance target achievement levels for its executives that are challenging enough to require strong and consistent effort by the executives in order to be achieved and such that the Company’s actual performance above projections would result in payouts above target levels and would likely also result in an increase in total shareholder value. Due to the Company’s strong financial performance over the past five years, annual incentive payouts under the executive incentive compensation plan exceeded target each year, ranging from 152% to 245% of target, and over that same period, the value of the Company’s stock, and associated shareholder value, increased over 248%.

The performance metrics, weighting, targets, actual results and achievement levels utilized by the Compensation Committee for calculating NEO incentive compensation for the year ended December 31, 2016, are identified in the table below:

Performance Metric	Weight (%)	Target	Actual	Achievement (%)
Comparable store sales (a)	30	4.0%	4.8%	40.1
Operating income	30	$1,661,000	$1,699,218	42.7
Return on invested capital (b)	20	31.92%	34.42%	41.5
Free cash flow (c)	20	$750,000	$977,822	39.0
	100			163.3

(a)	Calculated based on the change in sales of stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members.

(b)	Calculated as net income plus interest expense, divided by the sum of average debt and average equity, less average cash.

(c)	Calculated as net cash provided by operating activities less capital expenditures for the period.

The following table summarizes the 2016 performance incentive compensation plan salary targets and the resulting payouts for each of the Company’s NEOs who participated in the plan:

Named Executive Officer	Base Salary ($)	Target (%)	Target ($)	Achievement (%)	Incentive Achieved ($)
Chief Executive Officer	1,250,000	100	1,250,000	163.3	2,042,341
Executive Vice President of Supply Chain	350,000	80	280,000	163.3	457,484
Executive Vice President of Store Operations and Sales	400,000	80	320,000	163.3	522,839
Chief Financial Officer	720,000	80	576,000	163.3	941,111

Long-term, stock-based incentives
The Company offers long-term incentives for executive officers and management in the form of stock option and restricted stock awards. Stock options and restricted stock may be awarded to the Company’s NEOs, upper- and middle-managers and other key personnel.

The Company believes that its stock-based incentive award programs are an important component of compensation as an incentive for long-term corporate performance. The Compensation Committee has determined that the annual award of restricted stock or grant of stock options to the Company’s executive officers is a key component of each executive officer’s total compensation package based on his duties. The amounts of such restricted stock awards and/or stock option grants are determined by the Compensation Committee annually in conjunction with performance reviews and salary adjustments during the January Compensation Committee meeting. In determining whether and how many restricted stock awards and/or stock options should be granted, the Compensation Committee considers the responsibilities and seniority of each of the executive officers, as well as the Company’s financial performance and other factors as it deems appropriate, consistent with its compensation philosophy and policies. The restricted stock awards and stock options awarded by the Compensation Committee in 2016, as reflected in the “Grants of Plan Based Awards” table, include an annual award of restricted stock or grant of stock options, as the case may be, determined by the Compensation Committee in consideration of the factors described above.

In the past, the Compensation Committee has reviewed and considered using other equity-based incentives for the long-term compensation component. After a thorough analysis, stock options and restricted stock awards were determined to be the most effective methods of aligning management interests with those of the Company’s shareholders.

The Compensation Committee has also established specific stock option awards to be granted upon the achievement of certain defined positions of employment. These are automatic grants that occur on the date of promotion or appointment to such positions with an option price equal to the closing market value of the common stock underlying the option on such date. It is the Company’s belief that these position-related grants provide additional incentive to its executives, management and other Team Members to set personal long-term employment goals. In furtherance of this belief, the Company also has a Team Member stock purchase plan that enables Team Members to purchase its common stock at a discount through payroll deductions, and Team Members are also able to invest in the Company’s common stock through its 401(k) plan. In addition, the Compensation Committee may grant stock option awards in connection with a material business event, such as a large acquisition. The Compensation Committee believes that these special stock option awards provide additional incentive to the Company’s executive officers, management and other Team Members to ensure these material acquisitions are integrated effectively and efficiently. No position-level stock option awards, or other special stock option awards in connection with a material business event, were granted during 2016 to NEOs.

Other
The Company sponsors a 401(k) Profit Sharing and Savings Plan (the “401(k) Plan”) that allows Team Members to make plan contributions on a pre-tax basis. The Company matches 100% of the first 2% of the Team Member’s compensation, and 25% of the next 4% of the Team Member’s compensation. Although executives are eligible to participate in the 401(k) plan, the application of the annual limitations on contributions under Section 401(a)(17) of the Code prevents highly compensated employees, as defined by the Code, from participating at the same levels as non-highly compensated employees. The Company has established the O’Reilly Automotive Deferred Compensation Plan (the “Deferred Compensation Plan”), which is intended to restore contributions lost because of the application of the annual limitations under the Code that are applicable to the 401(k) Plan. The Deferred Compensation Plan provides executives who participate in the 401(k) Plan with the opportunity to defer the full 6% of covered compensation by making contributions to the Deferred Compensation Plan that are then matched by the Company as if they had been made under the 401(k) Plan. This benefit, which assists executives in accumulating funds for retirement, is consistent with observed competitive practices of similarly situated companies.

Section 162(m) disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation, which is not considered to be performance-based, within the meaning of Section 162(m). The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn base and incentive compensation, whether through base salary, cash incentive based compensation programs tied to the Company’s financial performance or share-based awards in the form of restricted stock or restricted stock units, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code. The Company believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

In addition, the Company provides its executive officers with certain perquisites, which the Compensation Committee believes are reasonable and consistent with the objectives of attracting and retaining superior Team Members, as well as maintaining a competitive total compensation package for the executive officers.  Perquisites can include personal use of a Company automobile, personal use of the Company plane, reimbursement for health and country club memberships and reimbursements under the Company’s executive management medical reimbursement benefit plan. Perquisite amounts for the Company’s NEOs are included in the “Summary of Compensation” table in the column “All Other Compensation.”

Compensation mix
The following table summarizes the Company’s actual compensation mix that resulted in 2016 from the compensation programs and practices described above, which includes base salary, restricted stock awards or stock options, non-equity incentive compensation and/or other benefits, for each of its NEOs:

Named Executive Officer	Base Salary	Restricted Stock Awards	Stock Options	Non-Equity Incentive Compensation	Other Benefits	Total Compensation
Chairman of the Board	63%	32%	—%	—%	5%	100%
Chief Executive Officer	27%	—%	27%	45%	1%	100%
Executive Vice President of Supply Chain	32%	—%	24%	42%	2%	100%
Executive Vice President of Store Operations and Sales	32%	—%	25%	41%	2%	100%
Chief Financial Officer	29%	—%	30%	39%	2%	100%

Clawback policy
The Board is dedicated to maintaining and enhancing a culture that is focused on integrity and accountability while tying compensation to the Company’s performance. The Board, following a recommendation by the Compensation Committee, adopted an incentive compensation clawback policy (the “Policy”) in 2014. Each of the Company’s NEOs has signed an acknowledgement agreeing to comply with the provisions of the Policy. The Policy is intended to provide an appropriate and effective incentive compensation recoupment program and to offer a balanced approach to aligning the interests of the Company’s NEOs and shareholders.

The adopted Policy specifically provides that if the Board or the Compensation Committee determines that incentive compensation of a current or former NEO was overpaid as a result of a restatement of the reported financial results of the Company due to material non-compliance with financial reporting requirements that resulted from the fraud or willful misconduct of the covered employee, then the Board or the Compensation Committee will review the incentive compensation paid, granted, vested or accrued based on the prior inaccurate results. The Policy also provides that, to the extent practicable and as permitted by applicable law, the Board or Compensation Committee will determine whether to seek to recover or cancel the difference between any incentive compensation that was based on having met or exceeded performance targets that would not otherwise have been met based upon accurate financial data and the incentive compensation that would have been paid or granted or that would have vested had the actual payment, granting or vesting been calculated based on the accurate data or restated results, as applicable.

The Policy applies to all incentive compensation granted, paid or credited after the Policy’s adoption by the Board, except to the extent prohibited by applicable law or any other legal obligation of the Company. “Incentive compensation” means performance bonuses and incentive awards (including stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other stock-based awards) paid, granted, vested or accrued under any Company plan or agreement in the form of cash or Company common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in O’Reilly Automotive, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted,

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF O’REILLY AUTOMOTIVE, INC.

Jay D. Burchfield
Chairman of the Compensation Committee

Paul R. Lederer
Member of the Compensation Committee

Ronald Rashkow
Member of the Compensation Committee

EXECUTIVE COMPENSATION TABLES

The following table summarizes the annual compensation paid to or earned by the Company’s NEOs for the fiscal years ended December 31, 2016, 2015 and 2014:

SUMMARY OF COMPENSATION
Name And Principal Position	Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(e)	Total ($)
David O'Reilly	2016	644,615	—	325,039	—	—	—	47,272	1,016,926
Chairman of the Board	2015	633,846	—	307,662	—	—	—	42,033	983,541
	2014	587,115	—	295,007	—	—	—	39,708	921,830
Greg L. Henslee	2016	1,238,461	—	—	1,250,025	2,042,341	—	54,667	4,585,494
Chief Executive Officer	2015	1,205,769	—	—	1,175,023	2,881,471	—	53,635	5,315,898
	2014	1,087,500	—	—	1,102,580	2,168,870	—	106,486	4,465,436
Greg D. Johnson (f)	2016	342,308	—	—	255,973	457,484	—	23,156	1,078,921
Executive Vice President of Supply Chain	2015	311,538	—	—	240,012	588,556	—	25,464	1,165,570

Jeff M. Shaw	2016	396,923	—	—	319,966	522,839	—	31,359	1,271,087
Executive Vice President of Store Operations and Sales	2015	388,846	—	—	304,036	745,504	—	31,059	1,469,445
	2014	340,385	—	—	280,683	552,076	—	24,026	1,197,170
Tom McFall	2016	713,846	—	—	720,010	941,111	—	46,382	2,421,349
Chief Financial Officer and Executive Vice President	2015	698,462	—	—	680,035	1,334,060	—	41,462	2,754,019
	2014	633,269	—	—	641,533	1,009,511	—	41,180	2,325,493

(a)	The “Salary” column includes the portion of salary deferred at NEO’s election under the Company’s Profit Sharing and Savings Plan and/or Deferred Compensation Plan.

(b)
The “Stock Awards” column refers to restricted share awards granted in 2014, 2015 and 2016, as further discussed in the “Long-term, stock-based incentives” section of the “Compensation Discussion and Analysis” portion of this proxy statement. All restricted shares awarded vest in equal installments over a three-year period commencing on the first anniversary of the award. The dollar value of stock awards represents the grant-date fair value of the awards based on the closing market price of the Company’s common stock on the date of the award. Please see Note 9 “Share-Based Compensation and Benefit Plans” to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for further discussion of the accounting used in calculating share-based compensation expenses in accordance with ASC 718.

(c)
The “Option Awards” column refers to the option awards granted to the NEOs, which become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant and the remainder become exercisable four years from the date of grant. The amounts recognized in the above table reflect the grant date fair value of stock option awards granted during 2016, 2015 and 2014. During the fiscal years ended December 31, 2016, 2015 and 2014, no option awards were forfeited by the named executives. The grant date fair value of option awards was determined using the Black-Scholes option-pricing model. The Black-Scholes model requires the use of assumptions, including expected volatility, expected life, the risk free rate and the expected dividend yield. Please see Note 9 “Share-Based Compensation and Benefit Plans” to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for further discussion of these assumptions and the accounting used in calculating share-based compensation expenses in accordance with ASC 718.

(d)
The “Non-Equity Incentive Plan Compensation” column refers to the cash payouts under the Company’s annual performance incentive plan, which is paid in the year following the plan year. Detailed descriptions of the annual performance incentive plan can be found in the “Incentive compensation plan” section of the “Compensation Discussion and Analysis” portion of this proxy statement.

(e)	The “All Other Compensation” column includes the following:

Name	Year	Company Contributions to Deferred Compensation Plan	Company Contributions to Profit Sharing and Savings Plan	Medical Insurance Premium Reimbursement	Value of Company Paid Group Term Life Insurance	Stock Discount from Employee Stock Purchase Plan	Personal Use of Company Automobile or Allowance for Personal Automobile	Perquisites and Personal Benefits (i)
David O'Reilly	2016	12,892	6,446	9,000	6,858	—	6,209	5,867
	2015	12,677	6,338	8,750	7,122	—	6,122	1,024
	2014	11,742	5,871	8,750	7,217	—	5,576	552
Greg L. Henslee	2016	18,000	—	9,000	2,322	10,851	10,779	3,715
	2015	21,974	—	8,750	2,370	10,189	5,039	5,313
	2014	78,255	—	8,750	1,338	9,552	3,808	4,783
Greg D. Johnson (f)	2016	1,712	4,519	9,000	722	2,969	3,867	367
	2015	1,558	11,539	8,750	609	2,647	—	361
Jeff M. Shaw	2016	8,925	4,846	9,000	924	3,482	3,675	507
	2015	3,325	14,477	8,750	879	3,202	—	426
	2014	4,316	6,808	8,750	812	2,969	—	371
Tom McFall	2016	14,277	7,138	9,000	810	6,258	3,748	5,151
	2015	13,969	6,985	8,750	831	5,905	—	5,022
	2014	14,136	6,333	8,750	582	5,564	—	5,815

(i)
The “Perquisites and Personal Benefits” column for each NEO for each year included perquisites and personal benefits valued at less than $10,000 for each benefit, which consisted of, for certain NEOs but not necessarily all, personal use of the Company plane and/or club dues.

(f)	Greg D. Johnson became a NEO during the year ended December 31, 2015.

The following table summarizes all awards granted during the year ended December 31, 2016, to each of the NEOs:

GRANTS OF PLAN BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (b)	All Other Option Awards: Number of Securities Underlying Options (#) (c)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
David O'Reilly	1/28/2016	—	—	—	—	—	—	1,268	—	—	325,039
Greg L. Henslee	1/28/2016	—	1,250,000	—	—	—	—	—	—	—	—
	1/28/2016	—	—	—	—	—	—		18,264	256.34	1,250,025
Greg D. Johnson	1/28/2016	—	280,000	—	—	—	—	—	—	—	—
	1/28/2016	—	—	—	—	—	—	—	3,740	256.34	255,973
Jeff M. Shaw	1/28/2016	—	320,000	—	—	—	—	—	—	—	—
	1/28/2016	—	—	—	—	—	—	—	4,675	256.34	319,966
Tom McFall	1/28/2016	—	576,000	—	—	—	—	—	—	—	—
	1/28/2016	—	—	—	—	—	—	—	10,520	256.34	720,010

(a)
The “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” - “Target” column refers to the potential cash payouts under the Company’s annual performance incentive plan for its executive officers, including the NEOs, for 2016, which would be paid during 2017. The Compensation Committee approved the goals for the 2016 incentive plans in January of 2016. The payout amounts for each NEO for 2016 were reviewed and approved by the Compensation Committee and the Board in January of 2017, upon completion of the consolidated financial statements for the fiscal year ended December 31, 2016. The “Summary of Compensation” table details amounts actually paid under the 2016 annual performance incentive plans in the “Non-Equity Incentive Plan Compensation” column, which were paid in the year following the plan year. A detailed description of the annual performance incentive plan can be found in the “Incentive compensation plan” section of the “Compensation Discussion and Analysis” portion of this proxy statement.

(b)	The “All Other Stock Awards: Number of Shares of Stock or Units” column refers to restricted share awards granted to NEOs, which vest in three equal installments on January 28, 2017, 2018 and 2019.

(c)
The “All Other Option Awards: Number of Securities Underlying Options” column refers to stock option awards granted to the NEOs, which become exercisable with respect to 25% of the covered shares one year from the date of grant; 50% exercisable two years from the date of grant; 75% exercisable three years from the date of grant, while the remainder become exercisable four years from the date of grant.

The following table identifies information concerning unexercised stock options, stock options that have not vested and stock awards that have not vested for each of the NEOs as of December 31, 2016:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable							(#)	($)
David O'Reilly	25,000	—		—	28.70	2/14/2018	—	—	—	—
	25,000	—		—	22.65	7/11/2018	—	—	—	—
	25,000	—		—	28.69	2/10/2019	—	—	—	—
	25,000	—		—	39.52	2/11/2020	—	—	—	—
	—	—		—	—	—	3,075 (a)	856,111	—	—
Greg L. Henslee	80,000	—		—	22.65	7/11/2018	—	—	—	—
	50,000	—		—	28.69	2/10/2019	—	—	—	—
	50,000	—		—	39.52	2/11/2020	—	—	—	—
	48,206	—		—	58.21	2/8/2021	—	—	—	—
	36,214	—		—	81.54	2/2/2022	—	—	—	—
	25,385	8,461	(b)	—	92.65	1/31/2023	—	—	—	—
	13,788	13,788	(c)	—	132.29	1/30/2024	—	—	—	—
	5,772	17,316	(d)	—	192.65	1/29/2025	—	—	—	—
	—	18,264	(e)	—	256.34	1/28/2026	—	—	—	—
Greg D. Johnson	27,000	—		—	22.65	7/11/2018	—	—	—	—
	3,374	—		—	58.21	2/8/2021	—	—	—	—
	2,537	—		—	81.54	2/2/2022	—	—	—	—
	1,766	589	(b)	—	92.65	1/31/2023	—	—	—	—
	959	959	(c)	—	132.29	1/30/2024	—	—	—	—
	1,179	3,537	(d)	—	192.65	1/29/2025	—	—	—	—
	—	3,740	(e)	—	256.34	1/28/2026	—	—	—	—
Jeff M. Shaw	15,000	—		—	22.65	7/11/2018	—	—	—	—
	3,615	—		—	58.21	2/8/2021	—	—	—	—
	2,758	—		—	81.54	2/2/2022	—	—	—	—
	15,000	—		—	90.79	12/13/2022	—	—	—	—
	3,679	1,226	(b)	—	92.65	1/31/2023	—	—	—	—
	3,510	3,510	(c)	—	132.29	1/30/2024	—	—	—	—
	1,494	4,480	(d)	—	192.65	1/29/2025	—	—	—	—
	—	4,675	(e)	—	256.34	1/28/2026	—	—	—	—
Tom McFall	15,000	—		—	28.70	2/14/2018	—	—	—	—
	15,000	—		—	28.70	2/14/2018	—	—	—	—
	22,500	—		—	28.69	2/10/2019	—	—	—	—
	30,000	—		—	39.52	2/11/2020	—	—	—	—
	28,120	—		—	58.21	2/8/2021	—	—	—	—
	21,140	—		—	81.54	2/2/2022	—	—	—	—
	14,838	4,946	(b)	—	92.65	1/31/2023	—	—	—	—
	8,023	8,022	(c)	—	132.29	1/30/2024	—	—	—	—
	3,341	10,021	(d)	—	192.65	1/29/2025	—	—	—	—
	—	10,520	(e)	—	256.34	1/28/2026	—	—	—	—

(a)
Represents restricted shares granted on January 30, 2014, January 29, 2015, and January 28, 2016. The restricted shares granted on January 30, 2014, vest in one installment of 743 shares on January 30, 2017. The restricted shares granted on January 29, 2015, vest in two equal installments each of 532 shares on January 29, 2017, and January 29, 2018. The restricted shares granted on January 28, 2016, vest in three installments of 423 shares each on January 28, 2017, and January 28, 2018, and 422 shares on January 28, 2019.

(b)	Represents stock options granted on January 31, 2013, which become exercisable in four equal installments on January 31, 2014, 2015, 2016 and 2017.

(c)	Represents stock options granted on January 30, 2014, which become exercisable in four equal installments on January 30, 2015, 2016, 2017 and 2018.

(d)	Represents stock options granted on January 29, 2015, which become exercisable in four equal installments on January 29, 2016, 2017, 2018 and 2019.

(e)	Represents stock options granted on January 28, 2016, which become exercisable in four equal installments on January 28, 2017, 2018, 2019 and 2020.

The following table summarizes stock option awards exercised and shares of restricted stock, which vested during the year ended December 31, 2016, and the aggregate dollar values realized upon such exercise or vesting for each of the NEOs:

OPTION EXERCISES AND STOCK VESTED
	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)
David O'Reilly	35,000	8,941,247	2,300	600,070
Greg L. Henslee	70,000	16,971,758	—	—
Greg D. Johnson	6,000	1,418,929	—	—
Jeff M. Shaw	10,000	2,673,500	—	—
Tom McFall	10,000	2,352,900	—	—

(a)
Reflects the vesting of restricted stock awards granted in 2013, 2014 and 2015. All restricted shares awarded vest in equal installments over a three-year period commencing on the first anniversary of the award.

The following table identifies information regarding the contributions by each NEO and the Company under the Deferred Compensation Plan for the year ended December 31, 2016, as well as information on aggregate earnings, withdrawals and balances for each NEO:

NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals / Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
David O'Reilly	32,163	12,677	119,987	—	1,089,754
Greg L. Henslee	73,683	21,974	449,574	—	3,707,305
Greg D. Johnson	44,019	1,558	20,528	—	276,757
Jeff M. Shaw	570,829	3,325	188,013	—	2,500,504
Tom McFall	64,108	13,969	117,864	—	835,822

(a)	All NEO contribution amounts have been included in the “Salary” column of the “Summary of Compensation” table.

(b)
All registrant contributions have been included in the “All Other Compensation” column of the “Summary of Compensation” table. NEOs must be employed on December 31 to receive that year's Company matching contribution, with the matching Contribution funded annually at the beginning of the year following the year in which the matching contribution was earned. At the beginning of 2017, Company matching contributions of $12,892, $18,000, $1,712, $8,925, and $14,277 were contributed for David O'Reilly, Greg L. Henslee, Greg D. Johnson, Jeff M. Shaw, and Tom McFall, respectively, for the fiscal year ended December 31, 2016.

(c)	Amounts included in the “Aggregate Earnings in Last Fiscal Year” column are not reported as compensation in the “Summary of Compensation” table.

The Deferred Compensation Plan provides executive officers who participate in the 401(k) Plan with the opportunity to defer the full 6% of covered compensation, including salary and incentive based compensation, by making contributions to the Deferred Compensation Plan that are then matched by the Company as if they had been made under the 401(k) Plan. The Deferred Compensation Plan is intended to restore contributions lost because of the application of the annual limitations under the Code that are applicable to the 401(k) Plan. Executive officers may elect to defer their base compensation, incentive compensation and/

or bonuses to the Deferred Compensation Plan. Executive officers can elect to allocate their contributions, as well as the Company matching contributions, to various equity, bond or fixed income funds, or a combination thereof, and all interest and/or earnings, which may be credited to the executive officer’s account, are based on the applicable fund’s market performance. Executive officers may elect to receive distributions at retirement or starting in a specific future year before or after anticipated retirement and may elect to receive the distribution in a lump sum or in periodic payments.

Potential Payments on Termination or Change in Control

Change in Control Agreements
The Company has entered into change in control severance agreements (“the CIC Agreements”) with its NEOs, which become effective only upon a Change in Control (as defined in the CIC Agreements). In addition, under the Company’s incentive plans there is acceleration of vesting with respect to stock options and restricted stock awards upon a Change in Control (as defined in the applicable incentive plan).

Pursuant to the terms of the CIC Agreements, if, within six months prior to or two years following a Change in Control, any of the NEOs’ employment is terminated by the Company without “Cause,” by reason of death or “Disability,” or by the NEO for “Good Reason” (each, as defined in the CIC Agreements), then the executive will be entitled to

•	continuation of salary for two years and a payment equal to two times the NEO’s target bonus;

•	continuation of insurance coverage for two years;

•	any unpaid bonus for the immediately preceding year and a pro rata target bonus for the year of termination;

•	an amount equal to all earned but unused vacation days;

•	payment for outplacement services, up to $30,000 and not to exceed 24 months;

•	immediate vesting for all equity-based awards and immediate exercisability for 12 months for all outstanding stock options; and

•	all reasonable legal fees and expenses incurred in disputing the termination of the executive’s employment.

The following table shows the amounts that those NEOs who have entered into CIC Agreements would have received if their employment had been terminated by the Company without Cause immediately following a Change in Control on December 31, 2016. The unvested stock option grants and unvested restricted share awards vest pursuant to the terms of the incentive plans upon a Change in Control irrespective of a termination of employment. This table does not include amounts related to the NEOs’ vested benefits under the Deferred Compensation Plan or pursuant to stock option grants or restricted share awards, which are described in the tables above.

	David O'Reilly	Greg L. Henslee	Greg D. Johnson	Jeff M. Shaw	Tom McFall
Annual salary	$1,300,000	$2,478,000	$686,000	$794,000	$1,428,000
Incentive compensation	—	2,478,000	548,800	635,200	1,142,400
Continuation of insurance coverage	2,948	32,410	15,426	32,042	37,176
Earned but not used vacation	50,000	96,154	14,808	23,077	33,923
Unvested stock option grants	—	5,474,525	635,417	1,228,005	3,182,521
Unvested restricted share awards	856,111	—	—	—	—
Total	$2,209,059	$10,559,089	$1,900,451	$2,712,324	$5,824,020

Employment Arrangements with Executive Officers

The Company entered into a written employment agreement effective January 1, 1993, with David O'Reilly. Such agreement provides for Mr. O’Reilly to be employed by the Company for a minimum period of three years and automatically renews for each calendar year thereafter. As compensation for services rendered to the Company, the agreement provides for Mr. O’Reilly to receive (i) a base annual salary adjusted annually; and (ii) a bonus, the amount of which is determined by reference to such criteria as may be established by the Compensation Committee. Mr. O’Reilly, in consultation with the Compensation Committee, has elected to exclude himself from participating in the bonus portion of his employment agreement pursuant to his responsibilities of providing strategic direction and guidance to the company and his more limited role in the Company’s day-to-day operational activities.

Mr. O’Reilly’s employment may be terminated by the Company for cause (as defined in the agreement) or without cause. If Mr. O’Reilly’s employment is terminated for cause or if Mr. O’Reilly resigns, his salary and bonus rights will cease on the date of such termination or resignation. If the Company terminates Mr. O’Reilly without cause, all compensation payments will continue through the remainder of the agreement’s term. Pursuant to this agreement, Mr. O’Reilly has agreed, for so long as he is receiving payments thereunder, to adhere to certain confidentiality obligations and refrain from engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company. If Mr. O’Reilly had terminated employment on December 31, 2016, such payments would have totaled approximately $650,000.

The Company entered into a written retirement agreement effective December 29, 1997, as amended on February 1, 2001, with David O'Reilly. Such agreement, as amended, provides for supplemental retirement benefits for a period of ten years beginning with the date of Mr. O’Reilly’s retirement. Benefits under the agreement include an annual salary, adjusted annually for inflation, full participation in the Company’s health insurance program, full participation in the Company’s medical reimbursement plan for senior management, use and maintenance of a Company vehicle and premiums for split-dollar life insurance. Pursuant to this agreement, Mr. O’Reilly has agreed, for so long as he is receiving payments thereunder, to adhere to certain confidentiality obligations and refrain from engaging, directly or indirectly, in any automotive parts distribution, manufacturing or sales business in the states in which the Company operates without prior written consent of the Company. If Mr. O’Reilly had retired from the Company on December 31, 2016, his first year annual salary payment would have totaled approximately $189,000, and his other benefits under this agreement for the first year would have totaled approximately $28,000.

Director Compensation

Please see the “Compensation of Directors” section of this proxy statement for a discussion of the manner in which the Company’s directors are compensated.

Certain Relationships and Related Transactions

The Company leases certain land and buildings related to 73 of its O’Reilly Auto Parts stores under fifteen- and twenty-year operating lease agreements with entities in which Charles H. O'Reilly Jr., David O'Reilly, Larry O'Reilly and Rosalie O'Reilly Wooten, or members of their families, are affiliated. In addition, the Company leases certain land and buildings related to two of its O’Reilly Auto Parts stores under fifteen-year operating lease agreements with an executive officer of the Company. Generally, these lease agreements provide for renewal options for an additional five years at the option of the Company and the lease agreements are periodically modified to further extend the lease term for specific stores under the agreements. The total aggregate lease payments paid by the Company to the entities and individuals above was $4.5 million for the year ended December 31, 2016. The Company believes that the terms and conditions of the transactions with affiliates described above were no less favorable to the Company than those that would have been available to the Company in comparable transactions with unaffiliated parties.

Approval or ratification of transactions with related persons
Pursuant to the terms of the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving all proposed transactions between the Company, any of the Company’s Officers or Directors, or relatives or affiliates of any such Officers or Directors, to ensure that such related party transactions are on a similar economic basis as a like transaction that occurred at arm’s length with an independent third party and are in the Company’s overall best interest and in the best interest of the Company’s shareholders. The quarterly Audit Committee meeting includes a standing agenda item for the review of such related party transactions. The Audit Committee has not adopted any specific procedures for the conduct of the reviews, rather each transaction is considered in light of the individual facts and circumstances. In the course of its review and approval of a transaction, the Audit Committee considers the following, among other factors it deems appropriate:

•	whether the transaction is fair and reasonable to the Company;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of one or more of the Company’s Officers or Directors; and

•	whether the transaction is material, taking into account the significance of the transaction.

During 2016, all related party transactions were reviewed in accordance with the above procedures.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Such individuals are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on its review of the copies of such forms furnished to it and written representations with respect to the timely filing of all reports required to be filed, it believes that such persons complied with all Section 16(a) filing requirements applicable to them with respect to transactions for the year ended December 31, 2016, with the following exceptions:

•	A sale of shares of the Company’s common stock on February 16, 2016, made by John R. Murphy that was not reported until February 19, 2016.

•	A purchase of shares of the Company’s common stock on February 19, 2016, made by Jeffrey A. Lauro that was not reported until March 1, 2016.

•	An exercise and subsequent sale of shares of the Company’s common stock on May 27, 2016, made by Ronald Rashkow that was not reported until June 6, 2016.

AUDIT COMMITTEE REPORT

The Audit Committee functions pursuant to a written charter, which may be viewed on the Company’s website at www.oreillyauto.com. In compliance with that charter and in connection with the December 31, 2016, financial statements, the Audit Committee

•	reviewed and discussed with management the Company’s audited financial statements as of, and for the year ended, December 31, 2016;

•
discussed with the Company’s independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

•
received from the independent auditors the written disclosures and the letter regarding the auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF O’REILLY AUTOMOTIVE, INC.

John R. Murphy
Chairman of the Audit Committee

Jay D. Burchfield
Member of the Audit Committee

Thomas T. Hendrickson
Member of the Audit Committee

Paul R. Lederer
Member of the Audit Committee

Ronald Rashkow
Member of the Audit Committee

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is required to provide shareholders with an opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of its NEOs. This proposal is commonly referred to as a “Say on Pay” proposal. As required by these rules, the Company is asking you to vote FOR the adoption of the following resolution:

“Resolved, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

In considering their vote, shareholders should review the Company’s compensation of its NEOs in the “Compensation Discussion and Analysis” (“CD&A”) section herein and Compensation Committee report included in these proxy materials. As described in the CD&A, the Company’s executive officer compensation programs are designed around the following elements:

•	recruiting and retaining qualified Team Members,

•	the career development and progression of the Company’s Team Members, and

•	observed industry practices.

The main objective of the Company’s compensation philosophy is to provide its executive officers and management with a total compensation package that is competitive and equitable and that encourages and rewards performance based in part upon the Company’s performance in terms of increases in share value. The Company believes that aligning the interests of its executives and management with those of its shareholders further promotes the success of not only the Company, but also its Team Members. The Company’s executive compensation policies are focused upon both short-term and long-term incentives and goals. The Company believes that such policies do not create incentives for inappropriate individual or collective risk taking. The Company also believes that the current programs do not create any incentives with respect to individual or collective behavior that are likely to have a material adverse effect upon either its risk profile or overall approach to risk management.

The Company also has adopted an incentive compensation clawback policy and entered into change in control agreements with the Company’s executives that do not contain excise tax gross-up provisions, as described in more detail above under the description “Clawback policy” and under the description “Potential Payments on Termination or Change in Control” in this proxy statement.

As this vote is advisory in nature, this proposal does not bind the Company to any specific course of action. However, the Compensation Committee, which is responsible for designing and implementing its executive compensation packages, values the opinions expressed by the Company’s shareholders in this vote and will consider the outcome of the vote when making decisions on future executive compensation packages.

Although this vote is advisory in nature and does not impose any action on the Company or the Compensation Committee of the Board, the Company strongly encourages all shareholders to vote on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3 - ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY ON PAY VOTES

Pursuant to Section 14A of the Exchange Act, every six years, the Company is required to provide shareholders with an opportunity to vote, on an advisory (non-binding) basis, as to whether the Company should hold an advisory vote on executive compensation every one, two or three years. Shareholders may also abstain from voting on the matter.

After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on executive compensation to shareholders, the Board recommends submitting the advisory vote on the compensation of the NEOs to the Company’s shareholders every year (annually). The Company’s executive compensation programs are designed to support its long-term business strategy, and an annual vote will allow shareholders to more frequently assess the program in relation to the Company’s annual and long-term performance. As described in the “Compensation Discussion and Analysis” section herein, one of the core principles of the Company’s executive compensation program is to ensure management’s interests are aligned with its shareholders’ interests to support long-term value creation. While the Board acknowledges that a biennial or triennial vote is consistent with its long-term focus on performance and executive equity incentives and would allocate investors’ workload of reviewing proxies over a longer period, the Board believes that companies benefit from the rigor and discipline of having to annually submit their executive compensation to shareholder vote, for the reasons outlined below.

An annual vote will provide the Company with the regular input required to proactively respond to shareholders’ sentiments and implement any necessary changes as soon as reasonably possible. The Board carefully reviews and evaluates appropriate changes to the program each year to maintain the consistency and credibility of the program, which is important in motivating and retaining the Company’s Team Members. The Board, therefore, believes that an annual vote is an appropriate frequency to provide the Company’s management and the Board the ability to regularly assess shareholders’ input and to implement any appropriate changes to the Company’s executive compensation program.

Generally, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting would be required for the approval of a proposal. However, because this vote for this proposal is advisory in nature, if no one single choice (one year, two years or three years) receives a total majority of the votes, the most votes will be considered the preference of the shareholders.

As this vote is advisory in nature, this proposal does not bind the Company to any specific course of action. However, the Compensation Committee of the Board, which will be ultimately responsible for determining the frequency of future compensation votes, values the opinions expressed by the Company’s shareholders and will consider the outcome of the vote when making decisions on the frequency of future advisory votes on executive compensation.

Although this vote is advisory in nature and does not impose any action on the Company or the Compensation Committee of the Board, the Company strongly encourages all shareholders to vote on this matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF “ONE YEAR” FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL 4 - APPROVAL OF 2017 INCENTIVE AWARD PLAN

Background.

In order to align the interests of the Company’s executive officers and other key employees with the interests of shareholders and increase their stake in the future growth and prosperity of the Company, the Company has historically used equity-based compensation in order to provide long-term incentives to its executive officers and other key employees, including store managers. The Board has adopted, subject to approval by the shareholders, the O’Reilly Automotive, Inc. 2017 Incentive Award Plan (the “2017 Plan”). Upon approval of the 2017 Plan by the Company’s shareholders, no further awards will be granted under the O’Reilly Automotive, Inc. 2012 Incentive Award Plan (the “2012 Plan”).
The proposed plan does not seek additional shares in excess of the shares reserved for issuance under the 2012 Plan (or which may become available for issuance in the future as a result of forfeiture of awards under the 2012 Plan). Rather, the 2017 Plan seeks to permit certain awards that may be granted in the future under the 2017 Plan to qualify as performance-based compensation that is exempt from the $1 million deduction limit under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). If the shareholders do not approve the 2017 Plan, the Company may continue to grant awards under the 2012 Plan. However, future grants under the 2012 Plan may not qualify as performance-based compensation under Section 162(m), and the deductibility of certain awards may be limited.

In addition, the 2017 Plan reflects certain revisions to the 2012 Plan, which the Company believes are best practices, including certain of the provisions highlighted immediately below.

Highlights of the 2017 Plan.

•
No Additional Shares Reserved. Approval of the 2017 Plan will not result in an increase in the number of shares authorized and reserved for issuance under the Company’s equity plans because the approval of additional shares is not being requested at this time. Instead, the number of shares of the Company’s common stock that remain available for issuance under the 2012 Plan will be reserved for issuance in connection with awards granted under the 2017 Plan. As of December 31, 2016, 5,094,283 shares of the Company’s common stock remained available for issuance under the 2012 Plan. In addition, shares that are subject to outstanding awards under the 2012 Plan but that terminate, expire, or would otherwise again be available for issuance under the 2012 Plan but for the termination of the 2012 Plan, will be available for issuance under the 2017 Plan.

•
Fungible Pool and Share Counting; No Liberal Share Recycling. For purposes of counting the number of shares granted or remaining available for grant under the 2017 Plan, any shares covered by stock options or stock appreciation rights will be counted against the share limit as one share for each share granted, and any shares covered by awards other than stock options or stock appreciation rights will be counted against the share limit as three shares for each share granted. The 2017 Plan provides that, if any shares covered by an award or to which an award relates are not purchased or are forfeited or if an award otherwise terminates without delivery of any shares, then, for every share subject to an award of stock options or stock appreciation rights, one share will be added back to the share limit and again become available for grant and, for every share subject to awards other than stock options or stock appreciation rights, three shares will be added back to the share limit and again become available for grant, while shares (a) tendered in payment of a stock option, (b) delivered or withheld by the Company to satisfy any tax withholding obligation, (c) repurchased by the Company with stock option proceeds or (d) subject to a stock-settled stock appreciation right or another award that were not issued upon the settlement of the award, in each case, will not be available for future grant.

•	No Evergreen Provision. There is no evergreen provision or automatic replenishment provision pursuant to which the shares authorized for issuance under the 2017 Plan are automatically replenished.

•	No Automatic Grants. The 2017 Plan does not provide for automatic grants to any participant.

•
Grant Limits. The number of shares of the Company’s common stock subject to stock options and stock appreciation rights awarded to any one participant during any calendar year may not exceed 1 million shares. Likewise, the number of shares of the Company’s common stock subject to awards other than options and stock appreciation rights awarded to any one participant during any calendar year may not exceed 1 million shares. Further, the number of shares of the Company’s common stock available for issuance under the 2017 Plan with respect to incentive stock options is 2 million in the aggregate.

•
Compensation Limits. The amount of compensation to be paid to any one participant with respect to all cash-based awards that are intended to constitute performance-based compensation for purposes of Section 162(m) is $10 million in any calendar year. In addition, a non-employee director may not receive awards that, when taken together with cash fees and awards granted under any of the Company’s equity plans to such non-employee director, exceed $1 million in total value in any calendar year.

•	No Discounted Options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•	Prohibition on Repricing. The 2017 Plan prohibits the repricing of stock options and stock appreciation rights without prior shareholder approval.

•
Minimum Vesting Requirements.  The 2017 Plan requires a one-year minimum vesting period for all awards, except in the case of death, disability, retirement or upon a change in control, as set forth in the 2017 Plan. The 2017 Plan also permits up to 5% of the shares available for issuance to be granted without regard to the minimum one-year vesting requirement.

•
Dividends and Divided Equivalents on Unvested Awards. The 2017 Plan provides that dividends and dividend equivalents on unvested awards will be paid to participants only after the vesting conditions applicable to the underlying awards have been satisfied and not during the service- or performance-based vesting period.

•
Awards Subject to Clawback. Awards granted under the 2017 Plan are subject to the Company’s clawback policy. A detailed description of the clawback policy can be found in the “Clawback policy” section of the “Compensation Discussion and Analysis” portion of this proxy statement.

•
Holding Period. Each of the Company’s executive officers will be required to hold at least 50% of his or her “covered shares” (generally, shares issuable under an award granted pursuant to the 2017 Plan, other shares used to satisfy taxes payable on such awards) until the earliest to occur of (a) 36 months from the grant date, (b) his or her compliance with the minimum ownership requirements of the Company’s stock ownership guidelines or (c) termination of his or her employment.

Equity Compensation Plan Key Metrics.

The Company grants equity and equity-based awards to less than 0.5% of all its employees annually. In fiscal year 2016, the Company granted equity and equity-based awards covering 307,887 shares under the 2012 Plan, of which awards for 37,199 shares, or 12.1%, were granted to the Company’s named executive officers; no awards were granted to non-employee directors; and awards for 270,688 shares, or 87.9%, were granted to the broad-based employee population.

Dilution is the total number of shares subject to equity awards granted (less cancellations) divided by the total common shares outstanding at the end of the year. The average annual dilution from the equity awards granted under the 2012 Plan over the last three fiscal years was 0.2%.

The Company manages its long-term dilution goal by limiting the number of shares subject to equity awards that the Company grants annually, commonly referred to as burn rate. Burn rate is another measure of dilution that shows how rapidly a company is depleting its shares reserved for equity compensation plans, and differs from annual dilution because it does not take into account cancellations. The Company’s annual burn rate over the last three fiscal years has averaged 0.3%.

An additional metric that the Company uses to measure the cumulative impact of the 2017 Plan is overhang (number of shares subject to equity awards outstanding but not exercised, plus number of shares available to be granted, divided by total common shares outstanding at the end of the year). For each of the last three fiscal years, the Company’s overhang has averaged 7.8%. If the 2017 Plan is approved, the Company’s overhang would not increase.

	Fiscal 2016 (%)	Fiscal 2015 (%)	Fiscal 2014 (%)
Percentage of Equity-Based Awards Granted to Named Executive Officers	12.1	14.9	13.4
Dilution	0.3	0.2	0.2
Burn rate	0.3	0.3	0.4
Overhang	7.7	7.7	8.0

Summary of the 2017 Plan.

The following is a summary of the principal features of the 2017 Plan. This summary is qualified in its entirety by the more detailed terms and conditions of the 2017 Plan, a copy of which is attached as Annex A to this proxy statement. In the event of a conflict between the terms of this disclosure and the terms of the 2017 Plan, the terms of the 2017 Plan control.

Plan Administration.
The Board has initially designated the Compensation Committee to administer all aspects of the 2017 Plan. The Compensation Committee is composed solely of non-employee directors, as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and “outside directors,” within the meaning of Section 162(m). As the plan administrator, the Compensation Committee has the authority to, among other things:

•	designate eligible individuals to receive awards;

•	determine the type or types of awards to be granted;

•	determine the number of awards to be granted and the number of shares to which an award will relate;

•	determine the terms and conditions of any award granted;

•	decide all other matters that must be determined in connection with an award;

•	establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the 2017 Plan;

•	interpret, reconcile any inconsistency in, correct any defect in and supply any omission in the terms of, and any matter arising pursuant to, the 2017 Plan or any award agreement; and

•	make all other decisions and determinations that may be required pursuant to the 2017 Plan or as it deems necessary or advisable to administer the 2017 Plan.
Eligibility.
Natural persons who are employees, consultants or non-employee directors of the Company are eligible to participate in the 2017 Plan. The Company estimates that there are 995 employees, no consultants and no non-employee directors who are potential participants in the 2017 Plan as of December 31, 2016. Individuals from these groups are selected to receive awards and participate in the 2017 Plan on the basis of the Compensation Committee’s exercise of discretion as plan administrator.

Shares Authorized.
As mentioned previously, approval of the 2017 Plan will not result in an increase in the number of shares authorized and reserved for issuance under the Company’s equity plans because the approval of additional shares is not being requested at this time.

Subject to permitted adjustments for certain corporate transactions, the number of shares of the Company’s common stock that remain available for issuance under the 2012 Plan will be reserved for issuance in connection with awards granted under the 2017 Plan. As of December 31, 2016, 5,094,283 shares of the Company’s common stock remained available for issuance under the 2012 Plan, and as of the same date, the closing price of a share of the Company’s common stock was $278.41 per share. In addition, shares that are subject to outstanding awards under the 2012 Plan but that terminate, expire, or would otherwise again be available for issuance under the 2012 Plan but for the termination of the 2012 Plan, will be available for issuance under the 2017 Plan.

For purposes of counting the number of shares granted or remaining available for grant under the 2017 Plan, any shares covered by stock options or stock appreciation rights will be counted against the share reserve as one share for each share granted, and any shares covered by awards other than stock options or stock appreciation rights will be counted against the share reserve as three shares for each share granted.

If any shares covered by an award or to which an award relates are not purchased or are forfeited or if an award otherwise terminates without delivery of any shares, then, for every share subject to an awards of stock options or stock appreciation rights, one share will be added back to the share limit and again become available for grant and, for every share subject to awards other than stock options or stock appreciation rights, three shares will be added back to the share limit and again become available for grant, while shares (a) tendered in payment of a stock option, (b) delivered or withheld by the Company to satisfy any tax withholding obligation, (c) repurchased by the Company with stock option proceeds or (d) subject to a stock-settled stock appreciation right or another award that were not issued upon the settlement of the award, in each case, will not be available for future grant.

Types of Awards.
The 2017 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards (which include, but are not limited to, cash bonuses), dividend equivalent awards, deferred stock awards, stock payment awards, other incentive awards, and performance share awards.

Stock Options. A stock option is the right to purchase a specified number of shares of the Company’s common stock in the future at a specified price. Stock options may be granted alone or in tandem with stock appreciation rights. A stock option may be granted in the form of an incentive stock option, which may be eligible for special tax treatment under the Code, or a non-qualified stock option. No incentive stock options will be granted to any person who is not an employee of the Company. The price at which a share may be purchased under a stock option (the “exercise price”) will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of a share of the Company’s common stock on the date the stock option is granted. The Compensation Committee may establish the term of each stock option, but no stock option will be exercisable after 10 years from the grant date. The Compensation Committee also determines the terms and conditions pursuant to which a stock option vests and becomes exercisable. Vesting may be based on service with the Company or an affiliate, performance criteria, or any other criteria selected by the Compensation Committee. At any time after the grant of a stock option, the Compensation Committee may accelerate the vesting and exercisability of the stock option, including following a termination employment. The terms and conditions of any incentive stock options granted under the 2017 Plan must comply with the provisions of Section 422 of the Code, including the requirement that the value of incentive stock options that become exercisable for the first time in a particular year cannot exceed $100,000 per participant, determined using the fair market value of the Company’s shares on the grant date.

Stock Appreciation Rights. A Stock appreciation right (“SAR”) is the right to receive the appreciation in the fair market value of the Company’s common stock between the grant date and the exercise date for the number of shares of the Company’s common stock that are exercised. SARs may be granted either alone or in tandem with stock options. The exercise price of a SAR may not be less than 100% of the fair market value of a share of the Company’s common stock on the grant date. The Compensation Committee may establish the term of each SAR, but no SAR will be exercisable after 10 years from the grant date. The Compensation Committee also determines the terms and conditions pursuant to which SARs vest and become exercisable. Vesting may be based on service with the Company or an affiliate, performance criteria, or any other criteria selected by the Compensation Committee. At any time after the grant of SARs, the Compensation Committee may accelerate the vesting and exercisability of the SARs, including following a termination employment.

Restricted Stock/Restricted Stock Units. Restricted stock is an award of shares of the Company’s common stock that vests in accordance with the terms and conditions determined by the Compensation Committee. Restricted stock units (“RSUs”) confer the right to receive shares or the cash value of shares at a future date and are denominated in units of shares of the Company’s common stock. No shares of stock are actually are issued to the recipient of an RSU on the grant date. Instead, when an RSU vests, it is settled by a delivery of shares, a cash payment determined by the then-current fair market value of the shares or a combination of shares and cash.

The vesting restrictions on such restricted stock awards and RSUs are determined by the Compensation Committee and may include service- or performance-based restrictions. Except as otherwise determined by the Compensation Committee, holders of restricted stock will have voting rights during the restriction period and, to the extent the restrictions applicable to the restricted stock lapse, the right to receive dividends and other distributions payable in respect of the underlying shares during the restricted period.

Performance Awards. Performance awards (which include, but are not limited to, cash bonuses) may be issued to any eligible individual, as determined by the Compensation Committee. The value of performance awards may be linked to performance criteria, or to other specific criteria determined by the Compensation Committee. Performance awards may be paid in cash, shares, or a combination of both, as determined by the Compensation Committee. Without limiting the generality of the foregoing, performance awards may be granted in the form of a cash bonus payable upon the attainment of objective performance goals or such other criteria as are established by the Compensation Committee.

Dividend Equivalent Awards. Dividend equivalent awards may be granted to any eligible individual, as determined by the Compensation Committee. Dividend equivalent awards are based on the dividends that are declared on shares of the Company’s common stock underlying another award granted to the eligible individual, to be credited as of the dividend payment dates during the period between the date that the dividend equivalent awards are granted and such dates that the dividend equivalent awards terminate or expire. Dividend equivalent awards will only be paid out at the same time or times and to the same extent that the vesting conditions of the underlying award are satisfied and such award vests with respect to the shares subject to such award. Dividend equivalent awards can be converted to cash or shares by a formula determined by the Compensation Committee. Unless otherwise determined by the Compensation Committee, dividend equivalents are not payable with respect to stock options or SARs.

Stock Payment Awards. Stock payments may be issued to eligible individuals, as determined by the Compensation Committee. The number of shares of any stock payment may be based upon performance criteria or any other specific criteria. Stock payment awards may be made in lieu of base salary, bonus, fees, or other cash compensation otherwise payable to such eligible individual.

Deferred Stock Awards. Deferred stock awards may be issued to eligible individuals, as determined by the Compensation Committee. The number of shares of deferred stock will be determined by the Compensation Committee and may be based on performance criteria or other specific criteria. Shares underlying a deferred stock award which is subject to a vesting schedule or other conditions or criteria set by the Compensation Committee will not be issued until such vesting requirements or other conditions or criteria, as applicable, have been satisfied. Unless otherwise provided from the Compensation Committee, a holder of a deferred stock award will have no rights as a shareholder until the award has vested and the shares have been issued.

Performance Share Awards. Performance share awards may be granted to any eligible individual who is selected by the Compensation Committee. Vesting of performance share awards may be linked to any one or more performance criteria, other specific performance criteria, and/or service-vesting or other criteria, as determined by the Compensation Committee.

Other Incentive Awards. Other incentive awards may be issued to eligible individual, as determined by the Compensation Committee. Such other incentive awards may cover shares or the right to purchase shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or otherwise payable in or based on shares, shareholder value, or shareholder return. Other incentive awards may be linked to any one or more of the performance criteria or other specific performance criteria determined appropriate by the Compensation Committee and may be paid in cash or shares.

Performance-Based Compensation under Section 162(m).
Section 162(m) Limitation. Section 162(m) limits the tax deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to its chief executive officer and the three other most highly compensated executive officers serving on the last day of the fiscal year (other than the chief executive officer or chief financial officer) (collectively, the “Covered Employees”). Performance-based compensation that meets certain requirements is not counted against the $1 million deductibility cap and, therefore, remains fully deductible. For purposes of Section 162(m), approval of the 2017 Plan will be deemed to include approval of the general business criteria upon which performance objectives for awards are based and described below. Shareholder approval of general business criteria, without specific targeted levels of performance, will permit qualification of awards for full tax deductibility for a period of five years under Section 162(m).

Performance Criteria. The performance goals may be based upon one or more of the following performance criteria: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating income, earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on invested capital; (x) return on shareholders’ equity; (xi) total shareholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs; (xv) funds from operations; (xvi) expenses; (xvii) working capital; (xviii) earnings per Share; (xix) adjusted earnings per Share; (xx) price per Share; (xxi) regulatory body approval for commercialization of a product; (xxii) implementation or completion of critical projects; (xxiii) market share; (xxiv) economic value; (xxv) debt levels or reduction; (xxvi) customer retention; (xxvii) sales-related goals; (xxviii) comparisons with other stock market indices; (xxvix) operating efficiency; (xxx) customer satisfaction and/or growth; (xxxi) employee satisfaction; (xxxii) research and development achievements; (xxxiii) financing and other capital raising transactions; (xxxiv) recruiting and maintaining personnel; (xxxv) year-end cash, (xxxvi) inventory, (xxxvii) inventory turns, (xxxviii) net inventory turns, (xxxvix) new store openings, (xl) new store performance, (xli) average transaction size, (xlii) customer traffic, (xliii) accounts payable to inventory ratio, (xliv) employee retention, (xlv) comparable store sales and (xlvi) capital expenditures.

Performance criteria may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators. Further, the compensation committee may provide objectively determinable adjustments be made to one or more of the performance goals. Such adjustments may include: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the performance period; (vii) items related to the disposal or sale of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

To the extent permitted under Section 162(m) (including, without limitation, compliance with any requirements for shareholder approval), the Compensation Committee may adjust, modify or amend the aforementioned performance criteria. Approval of the 2017 Plan will also constitute approval of these performance metrics for purposes of Section 162(m).

Certain Plan Limits.
The following limitations apply to awards under the 2017 Plan:

Grant Limits. The number of shares subject to options and stock appreciation rights awarded to any one participant during any calendar year may not exceed 1 million shares. The number of shares subject to awards other than options and stock appreciation rights awarded to any one participant during any calendar year may not exceed 1 million shares. The number of shares available for issuance under the 2017 Plan with respect to incentive stock options is 2 million in the aggregate.

Compensation Limits. The amount of compensation to be paid to any one participant with respect to all cash-based awards that are intended to constitute performance-based compensation for purposes of Section 162(m) is $10 million. In addition, a non-employee director may not receive awards that, when taken together with cash fees and awards granted under any other of the Company’s equity plans to such non-employee director, exceed $1 million in total value.

Prohibition on Repricing. The 2017 Plan prohibits the repricing of stock options and stock appreciation rights without prior shareholder approval.

Minimum Vesting Requirements.  The 2017 Plan requires a one-year minimum vesting period for all awards, except in the case of death, disability, retirement or in limited circumstances following a change in control, as set forth in the 2017 Plan. The 2017 Plan also permits up to 5% of the shares available for issuance to be granted without regard to the minimum one-year vesting requirement.

Dividends and Divided Equivalents on Unvested Awards. The 2017 Plan provides that dividends and dividend equivalents on unvested awards will be paid to participants only after the underlying awards have been earned and not during the performance or service vesting period.

Awards Subject to Clawback. Awards granted under the 2017 Plan are subject to the Company’s clawback policy. The clawback policy allows the Company the ability to recover equity awards granted under the 2017 Plan (or withhold any future awards) to any current or former named executive officer in the event that the Company’s financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements resulting from the fraud or willful misconduct of the named executive officer. The amount of any clawback is limited to the amount necessary to recoup any overpayment attributable to restated results.

Holding Period. Each of the Company’s executive officer will be required to hold at least 50% of his or her “covered shares” (generally, shares not used to satisfy taxes payable on such awards) until the earliest to occur of (a) 36 months from the grant date, (b) her or she has satisfied of the Company’s stock ownership guidelines or (c) termination of his or her employment.

Maximum Term of Awards. Options and SARs under the 2017 Plan will have a maximum term of 10 years.

Adjustments to Shares.
In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting shares of the Company’s common stock or the share price other than an “equity restructuring” (generally, any non-reciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, non-recurring cash dividend, that affects the number or kind of shares or the share price and causes a change in the per share value of the Company’s common stock) (collectively, an “Adjustment Event”), the Compensation Committee will make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and kind of shares that may be issued under the 2017 Plan (including, but not limited to, adjustments of the share limit and individual award limits), (b) the number and kind of shares (or other securities or property) subject to outstanding awards, (c) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto), and/or (d) the grant or exercise price per share for any outstanding awards under the 2017 Plan. Any adjustment affecting an award intended as performance-based compensation must be made consistent with the requirements of Section 162(m), unless otherwise determined by the Compensation Committee.

In the event of an Adjustment Event or any unusual or non-recurring transactions or events affecting the Company, any affiliate, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Compensation Committee may take any one or more of the following actions whenever it determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2017 Plan or with respect to any outstanding award, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

•
to provide for either (a) termination of any such award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights, or (b) the replacement of such award with other rights or property selected by the Compensation Committee in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such award or realization of the participant’s rights had such award been currently exercisable or payable or fully vested;

•
to provide that such award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or will be substituted for by similar stock options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

•
to make adjustments in the number and type of securities subject to outstanding awards and awards which may be granted in the future and/or in the terms, conditions and criteria included in such awards (including the grant or exercise price, as applicable);

•	to provide that such award will be exercisable or payable or fully vested with respect to all securities covered thereby; and

•	to provide that such award cannot be exercised after such event.

In connection with the occurrence of any equity restructuring:

•
The number and type of securities subject to each outstanding award and/or the exercise price or grant price thereof, if applicable, will be equitably adjusted. The adjustment is non-discretionary, final and binding on the affected participant and the Company.

•
The Compensation Committee will make such equitable adjustments, if any, as the it may deem appropriate to reflect such equity restructuring with respect to the aggregate number and kind of shares that may be issued under the 2017 Plan (including, but not limited to, adjustments to the share limit and the individual award limits).

Change in Control.
In the event of a Change in Control (as defined in the 2017 Plan), all outstanding and unvested stock options and SARs under the 2017 Plan will become exercisable. Awards of restricted stock and RSUs will vest immediately and generally be distributed effective as of the date of the Change in Control. Each performance award will immediately vest and the holder of such performance award will be entitled to an immediate lump sum cash payment equal to the amount of such performance award otherwise payable at the end of the performance period as if 100% of the performance goals had been achieved.

Transferability of Awards.
No award and no right under any award may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

Amendment and Termination.
The Board may at any time terminate, suspend or discontinue the 2017 Plan. No awards may be granted or awarded during any period of suspension or after termination of the 2017 Plan. The Board may amend the 2017 Plan at any time, provided that no amendment will be effective unless approved by the Company’s shareholders to the extent shareholder approval is necessary to satisfy any and all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Company’s shares are listed or traded. In addition, the Board may not, without the consent of the participate, impair any rights or obligations under any award theretofore granted or awarded, unless the award itself otherwise expressly so provides.

Certain U.S. Federal Income Tax Consequences.

The following discussion of certain of the U.S. federal income tax consequences of awards under the 2017 Plan is based on current U.S. federal tax laws and regulations and does not purport to be a complete discussion. It does not address the impact of state and local taxes, the federal alternative minimum tax, or securities laws restrictions. This description may differ from the actual tax consequences incurred by any individual recipient of an award. Moreover, existing law is subject to change by new legislation, new regulations, administrative pronouncements and court decisions or new or clarified interpretations or applications of existing laws, regulations, administrative pronouncements and court decisions. Any such change may affect the U.S. federal income tax consequences described below. The following summary of the U.S. federal income tax consequences in respect of the 2017 Plan is for general information only. Interested parties should consult their own tax advisors as to specific tax consequences, including the application and effect of foreign, state and local laws.

Non-Qualified Stock Options. A participant who has been granted a non-qualified stock option will not realize taxable income at the time of grant, and the Company will not be entitled to a tax deduction at that time. In general, when the non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the acquired shares over the exercise price for those shares, and the Company will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of the shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. A participant who has been granted an incentive stock option will not realize taxable income at the time of grant, and the Company will not be entitled to a tax deduction at that time. The exercise of an incentive stock option will not result in taxable income to the participant, provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the grant date of the incentive stock option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is included in calculating the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised unless the participant disposes of the shares in the year of exercise. If the participant does not sell or otherwise dispose of the shares (a) within two years from the grant date of the incentive stock option or (b) within one year after the transfer of such shares to the participant (together, the “holding period requirements”), then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and the Company will not be entitled to a corresponding tax deduction. The participant will generally recognize a capital loss to the extent that the amount realized is less than the exercise price. If the holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares in an amount equal to the lesser of (x) the excess of the fair market value of the shares on the date of exercise over the exercise price or (y) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and the Company will be entitled to a corresponding tax deduction. Any amount realized in excess of the fair market value of the shares on the date of exercise will be capital gain. If the amount realized is less than the exercise price, the participant will not recognize ordinary income, and the participant will generally recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

SARs. A participant who has been granted a SAR will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at that time. Upon the exercise of a SAR, the amount of cash or the fair market value of any shares received, as applicable, will be taxable to the participant as ordinary income, and the Company will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of any such shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of exercise.

Restricted Stock. In general, a participant who has been granted a restricted stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a tax deduction at that time, assuming that the shares are not transferable and that the restrictions create a “substantial risk of forfeiture” for federal income tax purposes. Upon the vesting of the shares subject to an award, the participant will realize ordinary income in an amount equal to the then fair market value of the shares, and the Company will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of vesting. A participant may elect pursuant to Section 83(b) of the Code to have income recognized on the grant date of a restricted stock award and to have the applicable capital gains holding period commence as of that date. If a participant makes an election pursuant to Section 83(b) of the Code, the Company will be entitled to a corresponding tax deduction in the year of grant.

RSUs. A participant who has been granted an RSUs will not realize taxable income at the time of grant and the Company will not be entitled to a tax deduction at that time. The participant will generally have ordinary income at the time of vesting equal to the amount of cash received and/or the fair market value of the distributed shares, as applicable, and will have a tax basis in any shares distributed equal to the amount of compensation income recognized. The Company will then be entitled to a corresponding tax deduction.

Performance Awards; Dividend Equivalent Awards; Stock Payment Awards; Performance Share Awards; Other Incentive Awards. With respect to these types of awards, a participant generally will not recognize taxable income until the cash or shares are delivered to the participant upon satisfaction of the conditions of the award, and the Company generally will become entitled to a deduction at such time equal to the amount of ordinary income recognized by the participant. The amount of ordinary income recognized by the participant will generally be equal to the amount of the cash or the fair market value of the shares at the time of payment or distribution.

Income Tax Rates on Capital Gain and Ordinary Income.  Under current tax law, short-term capital gain and ordinary income will be taxable at a maximum federal rate of 39.6%. Phase outs of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income generally will also be subject to the Medicare tax and, under certain circumstances, a social security tax. On the other hand, long-term capital gain will be taxable at a maximum federal rate of 20%.

Impact of Section 409A of the Code.  Pursuant to Section 409A of the Code, significant restrictions have been imposed on the ability to defer the taxation of compensation, including without limitation, the deferral of income pursuant to some of the arrangements described herein (e.g., performance shares). Violation of Section 409A of the Code triggers immediate inclusion in income and application of income and additional taxes.

Section 280G of the Code and Section 4999 of the Code.  Under Section 280G of the Code and Section 4999 of the Code, the Company is prohibited from deducting any “excess parachute payment” to an individual, and the individual must pay a 20% excise tax on any “excess parachute payment.” An individual’s “parachute payments” which exceed his or her average annual compensation will generally be treated as “excess parachute payments” if the present value of such payments equals or exceeds three times the individual’s average annual compensation. A payment generally may be considered a “parachute payment” if it is contingent on a change in control of the Company.

Section 162(m) Limitation. As described above, Section 162(m) limits the Company’s deduction for compensation in excess of $1 million paid to Covered Employees. Compensation paid to the Covered Employees is not subject to the deduction limitation if it is considered performance-based compensation within the meaning of Section 162(m). Once approved by the shareholders, the 2017 Plan will permit the Company to grant awards intended to qualify as performance-based compensation under Section 162(m).

New Plan Benefits.

Since the Compensation Committee has the discretion to determine the number and types of awards under the 2017 Plan and has not yet made a determination with respect to any eligible individuals (including the Company’s executive officers and directors), the benefits to be received by such individuals under the 2017 Plan cannot be determined at this time.

Certain Interests of Directors.

In considering the recommendation of the Board with respect to the approval of the 2017 Plan, shareholders should be aware that members of the Board have certain interests, which may present them with conflicts of interest in connection with this proposal. While the Company’s practice is to grant the non-employee director awards under the Director Stock Plan, non-employee directors are eligible to receive awards under the 2017 Plan, as discussed above. For more information about the compensation that the Company pays to the directors, please see the “Compensation of Directors” section of this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE 2017 INCENTIVE AWARD PLAN.

PROPOSAL 5 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has selected Ernst & Young LLP (“E&Y”), as the Company’s independent auditors for the year ending December 31, 2017, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. E&Y has audited the Company’s financial statements since 1992. Representatives of E&Y are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

None of the Company’s Bylaws, other governing documents, Missouri or federal law, or The Nasdaq Global Select Market Listing Qualifications require shareholder ratification of the selection of E&Y as the Company’s independent auditors. However, the Audit Committee is submitting the selection of E&Y to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table summarizes the fees billed by E&Y for audit and other professional services during the years ended December 31, 2016 and 2015:

	For the Year Ended December 31,
	2016	2015
Audit fees (a)	$1,958,062	$1,847,384
Audit-related fees (b)	30,900	28,840
Tax fees (c)	270,392	708,970
Total Fees	$2,259,354	$2,585,194

(a)
Consists of fees and expenses billed for the audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting and the review of the Company’s quarterly reports on Form 10-Q for such year and reviews in connection with documents filed with the SEC.

(b)	Consists of fees and expenses billed for the annual audit of the Company’s employee benefit plans.

(c)	Consists of fees and expenses billed for tax advisory services, including compliance, planning and advice.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for preapproval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services, provided that the Chairman reports any decisions to the Committee at its next scheduled meeting. All services provided by E&Y during 2016 were preapproved in accordance with this policy.

The Audit Committee, after review and discussion with E&Y of the preceding information, determined that the provision of these services was compatible with maintaining E&Y’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP, AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2017.

PROPOSAL 6 - SHAREHOLDER PROPOSAL ENTITLED “SPECIAL SHAREOWNER MEETINGS”

The Company has been advised that Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has indicated he is a beneficial owner of no fewer than 50 shares of the Company’s common stock, intends to submit the following proposal at the Annual Meeting:

“Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board's current power to call a special meeting.

Delaware law allows 10% of our shares to call a special meeting. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This is important because there could be 15-months or more between annual meetings.

This proposal is particularly important because we do not have the opportunity to act by written consent. A majority of Fortune 500 companies provide for shareholders to call special meetings and to act by written consent. We as shareholders need to be empowered especially since the price of our stock has been dead money for the year preceding the submission of this proposal - including a dip below $110. Perhaps a proxy advisory firm will recommend that companies like ours, with no written consent opportunity for shareholders, in turn allow for 10% of shareholders to call a special meeting.

It may be possible to adopt this proposal by incorporating brief text similar to this into our governing documents:
“Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 10% of the entire capital stock of the Corporation issued and outstanding and entitled to vote.

Please vote to enhance shareholder value:
Special Shareowner Meetings - Proposal 6

The Company’s Statement in Opposition to Proposal 6:

The Board recommends a vote AGAINST proposal 6, as the Board believes that providing holders of only 10% of the Company’s outstanding common stock the power to call a special meeting of stockholders is unnecessary and not in the best interests of the Company or its stockholders.

Stockholders currently have a meaningful, balanced right to call a special meeting.

The Company’s Bylaws already permit stockholders who own 25% or more of the Company’s outstanding common stock, on an aggregate net long basis, to call a special meeting. The 25% minimum threshold is a reasonable one that strikes the right balance between ensuring that stockholders have a means of calling a stockholders meeting and protecting against the risk that a small minority of stockholders could trigger a special meeting and its associated financial expense and disruption to the Company’s business.

The current right of stockholders to call a special meeting reflects purposeful decision-making by the Board.

The Board evaluated a number of different factors in adopting the existing right of stockholders to call a special meeting, including the interests of the Company’s stockholder base, the resources required to convene a special meeting and the existing opportunities stockholders have to engage with the Board and senior management in between annual meetings. The Board also considered the characteristics and composition of the Company’s stockholder base, including that three stockholders each held, and continue to hold, greater than 5% of our stock. The Board believes that providing stockholders owning 25% of the Company’s outstanding stock the right to call a special meeting strikes a reasonable balance between enhancing our stockholders’ ability to act on important and urgent matters and protecting against misuse of the right by a small number of stockholders whose interests may not be shared by the majority of stockholders.

Convening a meeting of stockholders also imposes significant administrative and operational costs. The Company must prepare required disclosures, print and distribute materials, solicit proxies and tabulate votes. A significant amount of attention by the Board, management and employees is required to prepare for special meetings, distracting them from their primary focus of maximizing long-term financial returns and operating the Company’s business in the best interests of stockholders. Because special meetings require a considerable diversion of resources, they should be limited to circumstances where a substantial number of stockholders believe a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings. Unlike a 10% ownership threshold, the Company’s 25% threshold prevents a small minority of stockholders from calling a special meeting and imposing these costs on all stockholders even when most stockholders do not want a special meeting. Therefore, the Board believes the existing right of stockholders to call a special meeting provides a reasonable additional mechanism for stockholders to address important issues.

We are committed to strong and effective corporate governance practices and stockholder engagement.

In addition to the existing right of stockholders to call a special meeting, the Board has implemented numerous corporate governance policies that offer stockholders a meaningful voice. Those policies offer the following:

•	The ability of certain stockholders to include director nominees in the Company’s proxy statements (as discussed further under “Future Proposals of Shareholders”);

•	The opportunity to elect directors annually using a majority voting standard;

•
The ability to recommend director candidates to the Corporate Governance/Nominating Committee, which considers those recommendations in the same manner as recommendations received from other sources (as discussed further under “Information Concerning the Board of Directors - Committees of the Board - Corporate Governance/Nominating Committee”);

•	The right to submit proposals for inclusion in the Company’s proxy statement for consideration at an annual meeting, subject to the rules and regulations of the SEC;

•	The opportunity to communicate directly with any member of the Board or Board committee; and

•	The opportunity to vote annually in the “say-on-pay” vote to express their views on executive compensation.

The Company’s long track record of performance demonstrates that the Company’s existing corporate governance policies are effective.

The Board also believes that the proposal seeks to advance a solution to a problem that does not exist at the Company. In particular, the proposal ignores the tremendous shareholder value created by the Company’s outstanding long-term performance and the

Board and management’s exceptional leadership, supported by the Company’s existing corporate governance policies. For example, the Company’s stock price grew from $79.95 at the end of 2011 to $278.41 at the end of 2016, representing a total shareholder return of 248% over the most recent five-year period. By comparison, the total shareholder return of the S&P 500 and the S&P 500 Retail Index during the same five-year period was 78% and 157%, respectively. Further, contrary to the proponent’s assertion the Company’s stock price dipped below $110, the Company’s stock did not close below $230 during any part of 2016. Nevertheless, the strong performance of the Company’s stock in both absolute and relative terms independently demonstrates that the proposal does not seek to address any performance-related deficiencies at the Company.

Given the existing right of stockholders to call a special meeting, coupled with the Company’s strong corporate governance policies and long track record of performance, the Board believes that adoption of the proposal is unnecessary and not in the best interest of the Company or its stockholders.

Recommendation of the Board:

For the foregoing reasons, the Board of Directors recommends that you vote “AGAINST” proposal 6 to provide holders of only 10% of the Company’s outstanding common stock the power to call a special meeting of stockholders. As with all proposals, if the proposal is not properly presented by the proponent at the Annual Meeting, it will not be voted upon.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL ENTITLED “SPECIAL SHAREOWNER MEETINGS.”

EQUITY COMPENSATION PLANS

The following table sets forth shares authorized for issuance under the Company’s equity compensation plans as of December 31, 2016 (in thousands, except weighted-average exercise price):

	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (a)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)).
Equity compensation plans approved by shareholders	2,799	$104.90	6,737
Equity compensation plans not approved by shareholders	—	—	—
Total	2,799	$104.90	6,737

(a)	Includes weighted average exercise price of outstanding stock options.

ANNUAL SHAREHOLDERS’ REPORT

The Annual Shareholders’ Report of the Company for the year ended December 31, 2016, containing, among other things, audited consolidated financial statements of the Company, accompanies this proxy statement.

FUTURE PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended to be presented at the 2018 Annual Meeting and included in the Company’s proxy materials relating to that meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at the Company’s principal executive offices by November 24, 2017. In order for shareholder proposals made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, the Company’s Bylaws require that such proposals must be submitted, not later than February 7, 2018, and not earlier than January 8, 2018. In order for director nominations to be included in the Company’s proxy materials pursuant to the Bylaws, nominations must comply with the requirements and conditions of the Bylaws, including the delivery of proper notice to the Secretary of the Company at the Company’s address appearing on the first page of this proxy statement not later than November 24, 2017, and not earlier than October 25, 2017.

OTHER BUSINESS

The Board knows of no business to be brought before the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their judgment as to the best interests of the Company.

MISCELLANEOUS

The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, fax or personal interview and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses. Additionally, the Company has engaged Innisfree to assist in soliciting proxies. The Company will pay Innisfree a fee of approximately $17,500 and reimburse Innisfree for its reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Innisfree against certain losses, costs and expenses.

Shareholders are urged to mark, sign, date and send in their proxies without delay or vote via telephone or Internet using the instructions on the proxy card.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A shareholder who wishes to communicate with the Company’s Board, specific individual Directors or the independent Directors as a group, may do so by directing a written request addressed to such Director(s) in care of the Corporate Secretary at 233 South Patterson Avenue, Springfield, Missouri, 65802 or via e-mail through its website at www.oreillyauto.com. Such communication will be directed to the intended Director, group of Directors or the entire Board, as the case may be.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this proxy statement or Annual Report is being delivered to multiple shareholders sharing an address, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies. The Company will deliver promptly upon oral or written request a separate copy of the proxy statement or Annual Report, as applicable, to any shareholder at your address. If you wish to receive a separate copy of the proxy statement or Annual Report, you may call the Secretary of the Company at (417) 874-7161, or send a written request to O’Reilly Automotive, Inc., 233 South Patterson Avenue, Springfield, Missouri 65802, Attention: Secretary. Alternatively, shareholders sharing an address who now receive multiple copies of the proxy statement or Annual Report may request delivery of a single copy, also by calling the Secretary of the Company at the number or writing to the Company at the address listed above.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed by the Company with the SEC.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (as filed with the SEC), including financial statements and financial statement schedules (excluding most exhibits), is available to shareholders without charge, upon written request to O’Reilly Automotive, Inc., 233 South Patterson Avenue, Springfield, Missouri 65802, Attention: Secretary.

By Order of the Board of Directors,
Tricia Headley
Secretary
Springfield, Missouri
March 24, 2017

ANNEX A

O’REILLY AUTOMOTIVE, INC.

2017 INCENTIVE AWARD PLAN

ARTICLE I

PURPOSE

The O’Reilly Automotive, Inc. 2017 Incentive Award Plan (as it may be amended, the “Plan”) was adopted by the Board of Directors of the Company, subject to approval by the shareholders of the Company. The purposes of the Plan are to provide long-term incentives to those persons with significant responsibility for the success and growth of the Company and its subsidiaries, divisions and affiliated businesses, to associate the interests of such persons with those of the Company’s shareholders, and to assist the Company in recruiting, retaining and motivating qualified employees on a competitive basis and to ensure a pay for performance linkage for such employees.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1“Administrator” shall mean the entity that conducts the general administration of the Plan, as provided in Article XII hereof, which shall initially be the Compensation Committee of the Board. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6 hereof, or which the Board has assumed, the term “Administrator” shall refer to such person(s), unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2“Affiliate” shall mean (i) any Parent or Subsidiary, (ii) any entity that, directly or through one or more intermediaries, is controlled by the Company, or (iii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

2.3“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4“Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award (which includes, but is not limited to, cash bonuses as set forth in Section 9.1), a Dividend Equivalent award, a Deferred Stock award, a Stock Payment award, an award of Stock Appreciation Rights, an Other Incentive Award or a Performance Share Award, which may be awarded or granted under the Plan.

2.5“Award Agreement” shall mean any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

2.6“Board” shall mean the Board of Directors of the Company.

2.7“Cause” shall mean, with respect to any Participant, “Cause” as defined in such Participant’s employment agreement with the Company if such an agreement exists and contains a definition of Cause or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean (a) the Participant’s substantial and continued failure to perform material duties in a satisfactory manner where such failure causes or is reasonably expected to cause material harm to the Company (other than a failure resulting from death or Disability for thirty (30) days after written notice thereof from the Company describing the failure to perform such duties; (b) the Participant’s engaging in any material act of dishonesty, fraud, embezzlement or misrepresentation that was or is likely to be materially injurious to the Company; (c) the Participant’s knowing violation of any federal or state law or regulation applicable to the Company’s business that was or is likely to be materially injurious to the Company; (d) the Participant’s material breach of any confidentiality agreement or invention assignment agreement or any other material agreement between the Participant and the Company; (e) the Participant’s conviction of, or plea of nolo contendere to, any felony or crime of moral turpitude; (f) repeated and knowing material failure by the Participant to comply with the Company’s written policies or rules, after written notice of such failure; or (g) gross negligence or willful misconduct that does or reasonably could be expected to cause material harm to the Company.

2.8A “Change in Control” shall be deemed to have occurred (unless otherwise determined by the Administrator) on the date upon which:

(a)there occurs a merger or consolidation the Company or any direct or indirect Subsidiary of the Company with any other corporation, other than (1) a merger or consolidation which would result in the holders of voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to own, (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as such term is defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, an Affiliate or any benefit plan (or related trust) sponsored by the Company or any Affiliate) is or becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then-outstanding securities;

(b)there occurs any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any person (as such term is defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act) that is not an Affiliate, or

(c)there is an adoption of any plan or proposal for the liquidation or dissolution of the Company;

(d)any person (as such term is defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act), corporation, or other entity (other than the Company, an Affiliate or any benefit plan (or related trust) sponsored by the Company or any Affiliate) purchases Common Stock of the Company (or securities convertible into the Common Stock) representing thirty-five percent (35%) or more of the combined voting power of the Company’s then-outstanding securities for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board;
(e)any person (as such term is defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Company, an Affiliate or any benefit plan (or related trust) sponsored by the Company or any Affiliate) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the then-outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire the Company’s securities); or

(f)during any period of two (2) consecutive years, the individuals who at the beginning of such period constituted the entire Board cease, for any reason, to constitute a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were directors at the beginning of the period.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event(s) described in this Section 2.8 with respect to such Award shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined under Section 409A of the Code. Consistent with the terms of this Section 2.8, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.9“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article XII hereof.

2.11“Common Stock” shall mean the common stock of the Company, par value $0.01 per Share.

2.12“Company” shall mean O’Reilly Automotive, Inc., a Missouri corporation, and any successor corporation.

2.13“Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of Shares on a Form S-8 Registration Statement or any successor Form thereto.

2.14“Covered Employee” shall mean any Employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.15“Covered Shares” means any Shares acquired by an Executive Officer pursuant to an Award granted under the Plan, net of Shares retained by the Company to satisfy tax withholding requirements attributable to such Awards.

2.16“Deferred Stock” shall mean a right to receive Shares awarded under Section 9.4 hereof.

2.17“Director” shall mean a member of the Board, as constituted from time to time.

2.18“Disability” shall mean a condition such that an individual would be considered disabled for the purposes of Section 409(A) of the Code.

2.19“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2 hereof.

2.20“Effective Date” shall mean the date the Plan is approved by the shareholders of the Company.

2.21“Eligible Individual” shall mean any natural person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.22“Employee” shall mean any officer or other employee of the Company or any Affiliate.

2.23“Equity Restructuring” shall mean a non-reciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, non-recurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the Share price of Common Stock (or other securities) and causes a change in the per Share value of the Common Stock underlying outstanding stock-based Awards.

2.24“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.25“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)if the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange or the NASDAQ Stock Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)if the Common Stock is traded only otherwise than on any established securities exchange and is not quoted on the NASDAQ Stock Market, the closing quoted selling price of the Common Stock on such date as quoted in “pink sheets” published by the OTC Markets Group;

(c)if the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for a Share on such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(d)if the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith on the date awarded.

2.26“Greater Than 10% Shareholder” shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and 424(f) of the Code, respectively).

2.27“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.28“Individual Award Limit” shall mean the cash and Share limits applicable to Awards granted under the Plan, as set forth in Section 3.3 hereof.

2.29“Executive Officer” means an executive officer, as defined in Rule 3b-7 of the rules and regulations of the Exchange Act.

2.30“Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.31“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of the Code.

2.32“Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.33“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article VI hereof. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.34“Other Incentive Award” shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 9.7 hereof.

2.35“Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.36“Participant” shall mean an Eligible Individual who has been granted an Award or, if applicable, such other Person who holds an outstanding Award.

2.37“Performance Award” shall mean an Award that is granted under Section 9.1 hereof.

2.38“Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.39“Performance Criteria” shall mean the criterion or criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating income, earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on invested capital; (x) return on shareholders’ equity; (xi) total shareholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs; (xv) funds from operations; (xvi) expenses; (xvii) working capital; (xviii) earnings per Share; (xix) adjusted earnings per Share; (xx) price per Share; (xxi) regulatory body approval for commercialization of a product; (xxii) implementation or completion of critical projects; (xxiii) market share; (xxiv) economic value; (xxv) debt levels or reduction; (xxvi) customer retention; (xxvii) sales-related goals; (xxviii) comparisons with other stock market indices; (xxvix) operating efficiency; (xxx) customer satisfaction and/or growth; (xxxi) employee satisfaction; (xxxii) research and development achievements; (xxxiii) financing and other capital raising transactions; (xxxiv) recruiting and maintaining personnel; (xxxv) year-end cash, (xxxvi) inventory, (xxxvii) inventory turns, (xxxviii) net inventory turns, (xxxvix) new store openings, (xl) new store performance, (xli) average transaction size, (xlii) customer traffic, (xliii) accounts payable to inventory ratio, (xliv) employee retention, (xlv) comparable store sales and (xlvi) capital expenditures, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal or sale of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or non-recurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with and any requirements for shareholder approval), the Committee may designate additional Performance Criteria on which Performance Goals may be based, and may adjust, modify, or amend Performance Criteria.

2.40“Performance Goals” shall mean, with respect to a Performance Period, one or more goals established in writing by the Committee for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate, a division or business unit, or one or more individuals. In addition, such performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other corporations. The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards, to the extent applicable.

2.41“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

2.42“Performance Share Award” shall mean a contractual right awarded under Section 9.6 hereof to receive a number of Shares based on the attainment of specified Performance Goals or other criteria determined by the Administrator.

2.43“Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

2.44“Plan” shall have the meaning set forth in Article I.

2.45“Prior Plan” shall mean the O’Reilly Automotive, Inc. 2012 Incentive Award Plan.

2.46“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.47“Restricted Stock” shall mean an award of Shares made under Article VIII hereof that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.48“Restricted Stock Unit” shall mean a contractual right awarded under Section 9.5 hereof to receive in the future a Share or the Fair Market Value of a Share in cash.

2.49“Retirement” shall mean retirement in accordance with the terms of a retirement plan of the Company or one of its Subsidiaries.

2.50“Securities Act” shall mean the Securities Act of 1933, as amended.

2.51“Share Limit” shall have the meaning provided in Section 3.1(a) hereof.

2.52“Shares” shall mean shares of Common Stock.

2.53“Stock Appreciation Right” shall mean a stock appreciation right granted under Article X hereof.

2.54“Stock Payment” shall mean a payment in the form of Shares awarded under Section 9.3 hereof.

2.55“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.56“Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity; provided, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.57“Termination of Service” shall mean:

(a)As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company and its Affiliates is terminated for any reason, with or without Cause, including, without limitation, by resignation, discharge, death or Retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment and/or service as an Employee and/or Director with the Company or any Affiliate.

(b)As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or Retirement, but excluding terminations where the Participant simultaneously commences or remains in employment or service as an Employee and/or Consultant with the Company or any Affiliate.

(c)As to an Employee, the time when the employee-employer relationship between a Participant and the Company and its Affiliates is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, Disability or Retirement, but excluding terminations where the Participant simultaneously commences or remains in service with the Company or any Affiliate as a Consultant and/or Director.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including without limitation, whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for Cause and whether any particular leave of absence constitutes a Termination of Service. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship with an Affiliate shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE III
SHARES SUBJECT TO THE PLAN

3.1Number of Shares.

(a)As of the Effective Date, no additional awards will be granted under the Prior Plan. All awards granted under the Prior Plan remain subject to the terms of the Prior Plan. All awards granted on or after the Effective Date will be subject to the terms of the Plan.

(b)Subject to Sections 3.1(d) and 13.2 hereof, the maximum aggregate number of Shares available for issuance under the Plan (the “Share Limit”) shall be the sum of (i) the number of Shares that remain available for issuance under the Prior Plan as of the Effectives Date and (ii) the number of Shares subject to outstanding awards under the Prior Plan that are outstanding as of the Effective Date, and which expire, or for any reason are cancelled or terminated after such date without being exercised or before any applicable restrictions lapse, or are added back to the Prior Plan or the Plan pursuant to the terms of such plans, with such maximum number of Shares not to exceed 10,000,000 Shares. Notwithstanding the generality of the foregoing, subject to Sections 3.1(d) and 13.2 hereof, the maximum number of Shares available for issuance under the Plan with respect to Incentive Stock Options shall be 2,000,000.

(c)For purposes of this Section 3.1, if an Award entitled the holder thereof to receive or purchase Shares, the number of Shares covered (i) by Awards of Options or Stock Appreciate Rights shall be counted on the date of grant of such Awards against the Share Limit as one Share for each Share underlying such Awards granted and (ii) by Awards other than Options or Stock Appreciation Rights shall be counted on the date of grant of such Awards against the Share Limit as three Shares for each Share or Share underlying such Awards granted. In addition, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting awards under the Plan. Shares that again become available for grant pursuant to the preceding sentence shall be added back to the Share Limit as one Share if subject to Awards of Options or Stock Appreciation Rights and as three Shares if subject to Awards other than Options or Stock Appreciation Rights. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under the Plan shall not again be made available for issuance under the Plan if such Shares are (w) Shares tendered in payment of an Option, (x) Shares delivered or withheld by the Company to satisfy any tax withholding obligation, (y) Shares repurchased by the Company with Option proceeds or (z) Shares subject to a stock-settled Stock Appreciation Right or another Award that were not issued upon the settlement of the Award.

(d)Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan in the Board’s discretion at the time of such acquisition or combination, as applicable, and shall not reduce the Shares authorized for grant under the Plan; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3Individual Award Limits.

(a)Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2 hereof, to the extent required to comply with Section 162(m) of the Code:

(i)the aggregate number of Shares subject to Options and Stock Appreciation Rights awarded to any one Participant during any calendar year may not exceed 1,000,000 Shares;

(ii)the aggregate number of Shares subject to Awards other than Options and Stock Appreciation Rights (excluding Awards referenced in Section 3.3(a)(iii) below) awarded to any one Participant during any calendar year may not exceed 1,000,000 Shares; and

(iii)the aggregate amount of compensation to be paid to any one Participant in respect to all Awards that are intended to constitute Performance-Based Compensation denominated in cash in any calendar year is $10,000,000.

(b)Notwithstanding any provision in the Plan to the contrary, in any calendar year, no Non-Employee Director may receive Awards granted under the Plan that, when taken together with cash fees and awards granted under any other Company equity plan to such Non-Employee Director, exceed $1,000,000 in total value (calculating the value of any such awards based on the grant date Fair Market Value of such awards and excluding, for this purpose, the value of any dividends or dividend equivalents paid pursuant to any award granted in a previous calendar year). Any Awards granted to an individual while he or she was an Employee but not a Non-Employee Director, will not count for purposes of the limitations under this Section 3.3(b).

ARTICLE IV

GRANTING OF AWARDS

4.1Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in any applicable Program, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan. Awards that are intended to qualify as Performance-Based Compensation shall be subject to the provisions of Article V of the Plan.

4.2Award Agreement. Each Award shall be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan and any applicable Program. Any Award Agreement evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3Limitations Applicable to Section 16 Persons. Notwithstanding anything contained herein to the contrary, with respect to any Award granted or awarded to any individual who is then-subject to Section 16 of the Exchange Act, the Plan, any applicable Program and the applicable Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule, and such additional limitations shall be deemed to be incorporated by reference into such Award to the extent permitted by applicable law.

4.4At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Participant any right to continue as an Employee, Director or Consultant of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company or any Affiliate, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without Cause, and with or without notice, or to terminate or change all other terms and conditions of any Participant’s employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Affiliate.

4.5Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (and any such subplans and/or modifications shall be attached to the Plan as appendices); provided, that no such subplans and/or modifications shall increase the Share Limit or Individual Award Limits contained in Sections 3.1 and 3.3 hereof, respectively; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the

Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law.

4.6Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE V

PROVISIONS APPLICABLE TO AWARDS INTENDED
TO QUALIFY AS PERFORMANCE-BASED COMPENSATION

5.1Purpose. The Committee, in its sole discretion, may determine whether any Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article V shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article V and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2Applicability. The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Eligible Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which is intended to qualify as Performance-Based Compensation, no later than ninety (90) days following the commencement of any Performance Period or any designated fiscal period or period of service (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Goals, and (d) specify the relationship between the Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, unless otherwise provided in an applicable Program or Award Agreement, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.4Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement (and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code), the holder of an Award that is intended to qualify as Performance-Based Compensation must be employed by the Company or an Affiliate throughout the applicable Performance Period. Performance Awards shall be paid, unless otherwise determined by the Committee, no later than two and one-half (2½) months after the tax year in which the Performance Award vests, consistent with the requirements of Section 409A of the Code. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such applicable Performance Period are achieved.

5.5Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations imposed under Section 162(m) of the Code that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE VI

GRANTING OF OPTIONS

6.1Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively). No person who qualifies as a Greater Than 10% Shareholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Participant, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and all other plans of the Company and any Affiliate corporation thereof exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted. In addition, to the extent that any Options otherwise fail to qualify as Incentive Stock Options, such Options shall be treated as Non-Qualified Stock Options.

6.3Option Exercise Price. Except as provided in Section 6.6 hereof, the exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Shareholder, such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4Option Term. The term of each Option shall be set by the Administrator in its sole discretion; provided, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Shareholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the stated term of the Option. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and, subject to Section 13.1 hereof, may amend any other term or condition of such Option relating to such a Termination of Service.

6.5Option Vesting.

(a)The terms and conditions pursuant to which an Option vests in the Participant and becomes exercisable shall be determined by the Administrator and set forth in the applicable Award Agreement. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after the grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the vesting of the Option, including following a Termination of Service (including due to Retirement); provided that in no event shall an Option become exercisable following its expiration, termination or forfeiture.
(b)No portion of an Option which is unexercisable at a Participant’s Termination of Service (including due to Retirement) shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program, the applicable Award Agreement or by action of the Administrator following the grant of the Option.

6.6Substitute Awards. Notwithstanding the foregoing provisions of this Article VI to the contrary, in the case of an Option that is a Substitute Award, the price per Share of the Shares subject to such Option may be less than the Fair Market Value per Share on the date of grant; provided, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.7Substitution of Stock Appreciation Rights. The Administrator may, in its sole discretion, substitute an Award of Stock Appreciation Rights for an outstanding Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Rights shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

ARTICLE VII

EXERCISE OF OPTIONS

7.1Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

7.2Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator:

(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b)Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act, the Exchange Act, any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take such additional actions as it deems appropriate to effect such compliance including, without limitation, placing legends on Share certificates and issuing stop-transfer notices to agents and registrars;

(c)In the event that the Option shall be exercised pursuant to Section 11.3 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d)Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 11.1 and 11.2 hereof.

7.3Notification Regarding Disposition. The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Participant, or (b) one (1) year after the transfer of such Shares to such Participant.

ARTICLE VIII

RESTRICTED STOCK

8.1Award of Restricted Stock.

(a)The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions, applicable to each Award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b)The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by applicable law.

8.2Rights as Shareholders. Subject to Sections 8.4 and 11.11 hereof and the restrictions in an applicable Program or in the applicable Award Agreement, upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said Shares. This includes, but is not limited to, the right to vote Shares of Restricted Stock as the record owner thereof, and, unless otherwise determined by the Administrator, the right to receive dividends and other distributions payable to an Eligible Individual during the vesting or restriction period if and when the restrictions imposed on the applicable Restricted Stock lapse; provided, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 8.3 hereof.

8.3Restrictions. All Shares of Restricted Stock (including any Shares received by Participants thereof with respect to Shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of an applicable Program or the applicable Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company or Affiliate performance, individual performance or other criteria selected by the Administrator. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Participant’s rights in unvested Restricted Stock then-subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then-subject to restrictions at a cash price per Share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in an applicable Program or the applicable Award Agreement. The Administrator in its sole discretion may provide that, upon certain events, including, without limitation, a Change in Control, the Participant’s death, Retirement or Disability, any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.

8.5Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

8.6Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE IX

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS,
STOCK PAYMENTS, DEFERRED STOCK, RESTRICTED STOCK UNITS, PERFORMANCE SHARE AWARDS, OTHER INCENTIVE AWARDS

9.1Performance Awards.

(a)The Administrator is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation per Article V of the Plan. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards may be paid in cash, Shares or a combination of both, as determined by the Administrator.

(b)Without limiting Section 9.1(a) hereof, the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Participant which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article V hereof.

9.2Dividend Equivalents.

(a)Subject to Sections 9.2(b) and 11.11 hereof, Dividend Equivalents may be granted by the Administrator to an Eligible Individual based on dividends declared on Shares that are subject to another Award granted to the Eligible Individual, with such Dividend Equivalents to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted and the date such Dividend Equivalents terminate or expire, as determined by the Administrator; provided, that Dividend Equivalents shall only be paid out to an Eligible Individual at the same time or times and to the same extent that the vesting conditions of the underlying Award are satisfied and such Award vests with respect to the Shares subject to such Award. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula, at such time and subject to such limitations as may be determined by the Administrator.

(b)Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights, unless otherwise determined by the Administrator.

9.3Stock Payments. The Administrator is authorized to make one or more Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of Shares of Deferred Stock shall be determined by the Administrator and may be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator, subject to compliance with Section 409A of the Code or an exemption therefrom. Shares underlying a Deferred Stock Award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until such vesting requirements or other conditions or criteria, as applicable, have been satisfied. Unless otherwise provided by the Administrator, a holder of Deferred Stock shall have no rights as a Company shareholder with respect to such Deferred Stock until such time as the Award has vested and the Shares underlying the Award have been issued to the Participant.

9.5Restricted Stock Units. The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and non-forfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case, on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become non-forfeitable and which conditions and dates shall be set in accordance with the applicable provisions of Section 409A of the Code or an exemption therefrom. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and non-forfeitable Restricted Stock Unit.

9.6Performance Share Awards. Any Eligible Individual selected by the Administrator may be granted one or more Performance Share Awards which shall be denominated in a number of Shares and the vesting of which may be linked to any one or more of the Performance Criteria, other specific performance criteria (in each case on a specified date or dates or over any period or periods determined by the Administrator) and/or time-vesting or other criteria, as determined by the Administrator.

9.7Other Incentive Awards. The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, shareholder value or shareholder return, in each case, on a specified date or dates or over any period or periods determined by the Administrator. Other Incentive Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator and may be payable in cash or Shares.

9.8Other Terms and Conditions. All applicable terms and conditions of each Award described in this Article IX, including without limitation, as applicable, the term, vesting conditions and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion, provided, that the value of the consideration paid by a Participant for an Award shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

9.9Exercise upon Termination of Service. Awards described in this Article IX are exercisable or distributable, as applicable, only while the Participant is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion (except as limited by the requirements of Section 409A of the Code), may provide that such an Award may be exercised or distributed subsequent to a Termination of Service as provided under an applicable Program, Award Agreement, payment deferral election and/or upon certain events, including, without limitation, a Change in Control, the Participant’s death, Retirement or Disability or any other specified Termination of Service.

ARTICLE X

STOCK APPRECIATION RIGHTS

10.1Grant of Stock Appreciation Rights.

(a)The Administrator is authorized to grant Awards of Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

(b)Each Award of Stock Appreciation Rights shall entitle the Participant (or other person entitled to exercise the Award of Stock Appreciation Rights pursuant to the Plan) to exercise all or a specified portion of the Award of Stock Appreciation Rights (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per Share of the Stock Appreciation Rights from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Stock Appreciation Rights that shall have been exercised, subject to any limitations the Administrator may impose. Except as described in Section 10.1(c) hereof, the exercise price per Share subject to each Award of Stock Appreciation Rights shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value on the date the Stock Appreciation Rights are granted.

(c)Notwithstanding the provisions of Section 10.1(b) hereof to the contrary, in the case of an Award of Stock Appreciation Rights that is a Substitute Award, the price per Share of the Shares subject to such Stock Appreciation Rights may be less than the Fair Market Value per Share on the date of grant; provided, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

10.2Stock Appreciation Right Vesting.

(a)The Administrator shall determine the period during which a Participant shall vest in an Award of Stock Appreciation Rights and have the right to exercise such Stock Appreciation Rights (subject to Section 10.4 hereof) in whole or in part. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria or any other criteria selected by the Administrator.

(b)No portion of an Award of Stock Appreciation Rights which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Rights, including following a Termination of Service; provided, that in no event shall an Award of Stock Appreciation Rights become exercisable following its expiration, termination or forfeiture.

10.3Manner of Exercise. All or a portion of an Award of exercisable Stock Appreciation Rights shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator:

(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Rights, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then-entitled to exercise the Stock Appreciation Rights or such portion of the Stock Appreciation Rights;

(b)Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance;

(c)In the event that Stock Appreciation Rights are exercised pursuant to this Section 10.3 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Rights; and

(d)Full payment of the applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Stock Appreciation Rights, or portion thereof, are exercised, in a manner permitted by Sections 11.1 and 11.2 hereof.

10.4Stock Appreciation Right Term. The term of each Award of Stock Appreciation Rights shall be set by the Administrator in its sole discretion; provided, that the term shall not be more than ten (10) years from the date the Stock Appreciation Rights are granted. The Administrator shall determine the time period, including any time period following a Termination of Service, during which the Participant has the right to exercise any vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Award term. Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Stock Appreciation Rights, and may extend the time period during which vested Stock Appreciation Rights may be exercised in connection with any Termination of Service of the Participant.

ARTICLE XI

ADDITIONAL TERMS OF AWARDS

11.1Payment. The Administrator shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check; (b) in the discretion of the Administrator; Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required; (c) delivery of a written or electronic notice that the Participant has placed a market sell order with a broker with respect to Shares then-issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, that payment of such proceeds is then made to the Company upon settlement of such sale; or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2Tax Withholding. The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with any Award. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). Unless determined otherwise by the Administrator, the number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the Fair Market Value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

11.3Transferability of Awards.

(a)No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

(b)No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 11.3(a) hereof.

(c)During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him or her under the Plan. After the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the deceased Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.

11.4Conditions to Issuance of Shares.

(a)Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c)The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e)Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.5Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Participant incurs a Termination of Service for Cause.

11.6Prohibition on Repricing. Subject to limitations imposed by Section 409A of the Code or other applicable law and the limitations contained in Section 13.1 below, the Administrator shall have the authority, but only with the approval of the shareholders of the Company, to amend any outstanding Award, in whole or in part, to increase or reduce the price per Share or to cancel and replace an Award, in whole or in part, with cash and/or another Award, including without limitation, another Option or Stock Appreciation Right having a price per Share that is less than, greater than or equal to the price per Share of the original Award.

11.7Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

11.8Leave of Absence; Transfer; Change in Status. Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence. A Participant shall not cease to be considered an Employee, Non-Employee Director or Consultant, as applicable, in the case of any (a) leave of absence approved by the Company, (b) transfer between locations of the Company or between the Company and any of its Affiliates or any successor thereof, or (c) change in status (Employee to Director, Employee to Consultant, etc.); provided that such change does not affect the specific terms applying to the Participant’s Award; provided, further, that such change shall not cause the Award to fail to comply with Section 409A of the Code.

11.9Terms May Vary Between Awards. The terms and conditions of each Award shall be determined by the Administrator in its sole discretion and the Administrator shall have complete flexibility to provide for varied terms and conditions as between any Awards, whether of the same or different Award type and/or whether granted to the same or different Participants (in all cases, subject to the terms and conditions of the Plan).

11.10Minimum One (1) Year Vesting. Notwithstanding anything in the Plan to the contrary, all Awards under the Plan shall be subject to a vesting requirement of at least one (1) year of service following the grant of the Award, unless accelerated due to death, Disability, Retirement or subject to the terms of Section 13.2 hereof; provided, that Awards up to a maximum of five percent (5%) of the Shares available for issuance pursuant to Section 3.1(b) may be granted without regard to the minimum one (1) year vesting requirement.

11.11Prohibition on the Payment of Dividends or Dividend Equivalents Prior to Vesting. Notwithstanding anything contained in the Plan to the contrary, no cash dividends, Dividend Equivalents or other distributions declared with respect to Shares subject to any Awards shall be paid to any Participant unless and until the Participant vests in such underlying Award, and any stock dividends or similar distributions declared on Shares subject to Awards shall be subject to the same restrictions and shall vest at the same time as the Shares subject to the Awards from which such dividends or distributions were derived. Upon the vesting of an Award, any cash dividends, Dividend Equivalent or other distributions declared but not paid during the vesting period with respect to such Award shall be paid to the Participant within thirty (30) days following the vesting date. All unvested dividends, Dividend Equivalents or other distributions shall be forfeited by the Participants to the extent their underlying Awards are forfeited.

11.12Holding Period. Each Executive Officer who receives an Award hereunder is required to retain direct ownership of at least fifty percent (50%) of his or her Covered Shares realized upon vesting or exercise, until the earliest of (a) thirty-six (36) months following the date of grant, (b) such Executive Officer’s compliance with minimum ownership requirements under the Company’s stock ownership guidelines, as amended from time to time, or (c) such Executive Officer’s Termination of Service (solely for these purposes, an Executive Officer will be deemed to have a Termination of Service if the Executive Officer continues providing services to the surviving entity, acquiring entity or the Parent of the surviving or acquiring entity following a Change in Control).

ARTICLE XII

ADMINISTRATION

12.1Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors, and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6 hereof.

12.2Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement, provided, that the rights or obligations of the holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 13.1 hereof. Any such grant or award under the Plan need not be the same with respect to each Participant. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

12.3Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4Authority of Administrator. Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)Designate Eligible Individuals to receive Awards;

(b)Determine the type or types of Awards to be granted to each Eligible Individual;

(c)Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g)Authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(h)Decide all other matters that must be determined in connection with an Award;

(i)Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(j)Interpret, reconcile any inconsistency in, correct any defect in and supply any omission in the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(k)Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

12.5Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

12.6Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or, with respect to Options or other rights with respect to Shares (but not Shares themselves), one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article XII; provided, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Performance-Based Compensation, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, except as provided in Section 13.2 hereof, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any and all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. Except as provided in Section 13.10 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan.

13.2Adjustments to Awards.

(a)In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the Share price other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit and Individual Award Limits), (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards, (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto), and/or (iv) the grant or exercise price per Share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code unless otherwise determined by the Administrator.

(b)In the event of any transaction or event described in Section 13.2(a) hereof or any unusual or non-recurring transactions or events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)to provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2, the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested;

(ii)to provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)to make adjustments in the number and type of securities subject to outstanding Awards and Awards which may be granted in the future and/or in the terms, conditions and criteria included in such Awards (including the grant or exercise price, as applicable);

(iv)to provide that such Award shall be exercisable or payable or fully vested with respect to all securities covered thereby, notwithstanding anything to the contrary in the Plan or an applicable Program or Award Agreement; and

(v)to provide that the Award cannot be exercised after such event.

(c)In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b) hereof:

(i)The number and type of securities subject to each outstanding Award and/or the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustment provided under this Section 13.2(c)(i) shall be non-discretionary and shall be final and binding on the affected Participant and the Company.

(ii)The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments to the Share Limit and the Individual Award Limits). The adjustments provided under this Section 13.2(c) shall be non-discretionary and shall be final and binding on the affected Participant and the Company.

(d)Notwithstanding any other provisions of this Plan to the contrary, effective as of the occurrence of a Change in Control:

(i)all outstanding and unvested Options and Stock Appreciation Rights granted under the plan shall immediately vest and become exercisable, and all Options and Stock

(ii) Appreciation Rights then outstanding under the Plan shall remain outstanding in accordance with their terms;

(iii)all Restricted Stock and Restricted Stock Units shall immediately vest and be distributed to Participants, subject to compliance with Section 409A of the Code, if applicable; and each Performance Award shall immediately vest and the holder of such Performance Award shall be entitled to an immediate lump sum cash payment equal to the amount of such Performance Award otherwise payable at the end of the Performance Period as if one hundred percent (100%) of the Performance Goals have been achieved.

Any amount required to be paid pursuant to this Section 13.2 shall be paid as soon as practical after the date such amount becomes payable (but in no event later than two and one-half (2½) months following the year in which such amount becomes payable), subject to Section 409A of the Code where applicable.

(e)With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized with respect to any Award to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(f)The existence of the Plan, any Program, any Award Agreement and/or any Award granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g)No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or an exemption therefrom, in either case, to the extent applicable to such Award, unless the Administrator determines any such adjustments to be appropriate.

13.3Approval of Plan by Shareholders. The Plan will be submitted for the approval of the Company’s shareholders within twelve (12) months following the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such shareholder approval; provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto, prior to the time when the Plan is approved by the Company’s shareholders; provided, further, that if such approval has not been obtained at the end of such twelve (12)-month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

13.4No Shareholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.

13.5Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

13.6Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate; or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose, including, without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation, or otherwise, of the business, stock, or assets of any corporation, partnership, limited liability company, firm, or association.

13.7Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules, and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded, and to such approvals by any listing, regulatory, or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

13.8Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.9Governing Law. The Plan and any programs and agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Missouri without regard to conflicts of laws thereof.

13.10Section 409A. It is intended that any Award under the Plan shall either be exempt from Section 409A of the Code or, to the extent subject thereto, shall by interpreted and administered to be in compliance therewith. Any Awards that are subject to Section 409A of the Code shall be interpreted in a manner that complies with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, if a Participant is a “specified employee” as defined under Section 409A of the Code and the Participant’s Award is to be settled on account of the Participant’s “separation from service” as defined under Section 409A of the Code (for reasons other than death) and such Award constitutes “non-qualified deferred compensation” as defined under Section 409A of the Code, then, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, any portion of the Participant’s Award that would otherwise be settled during the six (6)-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six (6)-month period (or following the Participant’s death if earlier). Notwithstanding the foregoing, the Administrator shall have no obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code, and neither the Company nor the Administrator will have any liability to any Participant for such tax or penalty.

13.11No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

13.12Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

13.13Indemnification. To the extent allowable pursuant to applicable law and the Company’s governing documents, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.14Clawback of Awards. Awards granted hereunder shall be subject to any clawback policy adopted by the Board or Committee from time to time whether such policy is adopted pursuant to any law, government regulation or stock exchange listing requirement or otherwise.

13.15Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.16Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

[Signature Page Follows]

I hereby certify that the foregoing Plan was duly adopted by the Board on March 6, 2017.

I hereby certify that the foregoing Plan was approved by the shareholders of O’Reilly Automotive, Inc. on ___________________________, 2017.

Executed on this __________ day of _________________________, 2017.

Corporate Secretary

O’REILLY AUTOMOTIVE, INC.

You are cordially invited to attend the Annual Meeting of Shareholders of O’Reilly Automotive, Inc., to be held at the Doubletree Hotel Springfield, 2431 North Glenstone Avenue, Springfield, Missouri, on Tuesday, May 9, 2017, at 10:00 a.m. central time.

2016 HIGHLIGHTS

•	24th consecutive year of positive comparable store sales increases

•	Comparable store sales increase of 4.8%

•	8% increase in sales to $8.59 billion

•	Gross profit increased to 52.5% of sales

•	Operating profit increased to 19.8% of sales

•	Net income increased 11% to $1.04 billion

•	Diluted EPS increased 17% to $10.73

•	Total store count increased to 4,829 stores in 47 states

•	Accounts payable to inventory ratio increased to 105.7%

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PROXY

O’REILLY AUTOMOTIVE, INC.
Annual Meeting of Shareholders
Tuesday, May 9, 2017

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)

The undersigned hereby appoints David O'Reilly, Larry O'Reilly and Charles H. O'Reilly Jr., and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote as the undersigned designates, all shares of Common Stock of O’Reilly Automotive, Inc., a Missouri corporation, held by the undersigned on February 28, 2017, at the Annual Meeting of Shareholders to be held on May 9, 2017, at 10:00 a.m. central time in Springfield, Missouri, or at any adjournments or postponements thereof, upon the matters set forth on the reverse side of this card, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 4 AND 5, “1 YEAR” ON PROPOSAL 3 AND “AGAINST” PROPOSAL 6, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR PORTPONEMENTS THEREOF.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. eastern time, May 8, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by O’Reilly Automotive, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. eastern time, May 8, 2017. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return in the postage-paid envelope we have provided or return to O’Reilly Automotive, Inc. Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
O’REILLY AUTOMOTIVE, INC.
The Board of Directors recommends you vote FOR Proposals 1, 2, 4 and 5, 1 YEAR on Proposal 3 and AGAINST Proposal 6 (as described in the accompanying Proxy Statement):
1.	Election of Director Nominees:			For	Against	Abstain
	1a.	David O'Reilly		❑	❑	❑
	1b.	Charles H. O'Reilly Jr.		❑	❑	❑
	1c.	Larry O'Reilly		❑	❑	❑
	1d.	Rosalie O'Reilly Wooten		❑	❑	❑
	1e.	Jay D. Burchfield		❑	❑	❑
	1f.	Thomas T. Hendrickson		❑	❑	❑
	1g.	Paul R. Lederer		❑	❑	❑
	1h.	John R. Murphy		❑	❑	❑
	1i.	Ronald Rashkow		❑	❑	❑
2.	Advisory vote to approve executive compensation.			❑	❑	❑
			1 Year	2 Years	3 Years	Abstain
3.	Advisory vote on the frequency of future say on pay votes.		❑	❑	❑	❑
				For	Against	Abstain
4.	Approval of the 2017 Incentive Award Plan.			❑	❑	❑
5.	Ratification of appointment of Ernst & Young LLP, as independent auditors for the fiscal year ending December 31, 2017.			❑	❑	❑
6.	Shareholder proposal entitled “Special Shareowner Meetings.”			❑	❑	❑
Note: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

				Yes	No
Please indicate if you plan to attend the meeting.				❑	❑

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [Please sign within box]	Date	Signature (Joint Owners)	Date